Filed Pursuant to Rule 424(b)(5)

Registration No. 333-105423

PROSPECTUS SUPPLEMENT

(To prospectus dated May 29, 2003)

$250,000,000

Northern Trust Corporation

5.30% Notes due 2011

We will pay interest on the notes on February 28 and August 28 of each year beginning February 28, 2007. The notes will mature on August 29, 2011. We have no right to redeem the notes prior to their maturity.

The notes will be unsecured obligations and rank equally with our unsecured senior indebtedness. The notes will be issued only in registered form in denominations of $1,000.

Investing in the notes involves risks that are described in the “ Risk Factors” section beginning on page S-5 of this prospectus supplement.

	Per Note	Total

Public offering price(1)	99.85%	$249,625,000
Underwriting discount	.35%	$875,000
Proceeds, before expenses, to Northern Trust	99.50%	$248,750,000

(1) Plus accrued interest from August 28, 2006, if settlement occurs after that date

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The notes will be delivered to purchasers only in book-entry form through The Depository Trust Company, as depositary, and its direct and indirect participants, including Euroclear Bank, S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, against payment therefor on or about August 28, 2006.

Merrill Lynch & Co.

JPMorgan

UBS Investment Bank

The date of this prospectus supplement is August 23, 2006.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent the description of the notes in this prospectus supplement differs from the description in the base prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this document or to which this document refers you, or other offering materials filed by us with the SEC. We have not authorized anyone, and we have not authorized the underwriters to authorize anyone, to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the base prospectus and the documents incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since those dates.

The notes are offered globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. See “Underwriting.”

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting.”

References herein to “$” and “dollars” are to the currency of the United States.

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Prospectus Supplement

Prospectus

About this Prospectus	1
Where You Can Find More Information	1
Incorporation of Certain Documents By Reference	2
Forward-Looking Statements	3
Northern Trust Corporation	4
The Trusts.	6
Certain Regulatory Considerations.	8
Use of Proceeds	9
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements	9
Description of Common Stock	10
Description of Preferred Stock	11
Description of the Debt Securities	13
Additional Terms of the Senior Debt Securities	20
Additional Terms of the Subordinated Debt Securities	20
Description of the Warrants	24
Description of the Stock Purchase Contracts and Stock Purchase Units	25
Description of the Preferred Securities of the Trusts	25
Description of the Preferred Securities Guarantees	35
Relationship Among the Preferred Securities, the Subordinated Debt Securities Held by the Trusts and the Preferred Securities Guarantees	38
Global Securities	40
Plan of Distribution	42
Legal Matters	43
Experts	43

S-ii

SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand us and the notes. The “Supplemental Description of Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain more detailed information regarding the terms and conditions of the notes. You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the notes and the other considerations that are important to you in making a decision about whether to invest in the notes.

Unless otherwise indicated, references in this prospectus supplement to “Northern Trust,” “the Corporation,” “we,” “us” and “our” are to Northern Trust Corporation and its consolidated subsidiaries. References to “the Bank” are to The Northern Trust Company.

NORTHERN TRUST CORPORATION

We are a financial holding company that provides investment management, asset and fund administration, fiduciary and banking solutions for corporations, institutions and affluent individuals. We have a network of over 80 offices in 18 U.S. states and have international offices in 12 locations in North America, Europe and the Asia-Pacific region. We conduct business through various U.S. and non-U.S. subsidiaries, including the Bank. At June 30, 2006, we had assets under custody of $3.2 trillion, assets under management of $640 billion, consolidated total assets of $53.3 billion and stockholders’ equity of $3.8 billion. As of June 30, 2006, Northern Trust was the second largest bank holding company in Illinois and the 27th largest in the United States based on consolidated total assets on that date.

The Bank is an Illinois banking corporation headquartered in the Chicago financial district and our principal subsidiary. Founded in 1889, the Bank conducts business through its U.S. operations, its London and Singapore branches, and various U.S. and non-U.S. subsidiaries. In recent years, the Bank, like the Corporation generally, has experienced significant growth outside the United States. In 2005, the Bank acquired a group of subsidiaries that brought Northern Trust expanded capabilities in institutional fund administration, custody, banking, trust, and related services as well as new capabilities in hedge fund and private equity administration. At June 30, 2006, the Bank had consolidated assets of $45.4 billion and common equity capital of $2.8 billion.

We expect that, although the operations of other banking and non-banking subsidiaries will continue to be of increasing significance, the Bank will in the foreseeable future continue to be the major source of our consolidated assets, revenues and net income.

BUSINESS UNITS

Under Chairman of the Board and Chief Executive Officer William A. Osborn, we organize our services globally around two client-focused principal business units: Corporate and Institutional Services (C&IS) and Personal Financial Services (PFS). Two other business units provide services to the two principal business units: Northern Trust Global Investments (NTGI), which provides investment management, and Worldwide Operations and Technology (WWOT), which provides operating and systems support. For financial management reporting purposes, the operations of NTGI and WWOT are allocated to the two principal business units.

The following is a brief summary of each business unit’s activities and the activities of the Corporate Financial Management Group and the Corporate Risk Management Group.

Corporate and Institutional Services

Headed by Frederick H. Waddell, President and Chief Operating Officer of the Corporation, who also serves as President—Corporate and Institutional Services, C&IS is a leading worldwide provider of asset administration, asset management, and related services to corporate and public retirement funds, foundations, endowments, fund managers, insurance companies, and government funds. C&IS also offers a full range of commercial banking services, placing special emphasis on developing and supporting institutional relationships in two target markets: large corporations and financial institutions. Asset administration, asset management and related services encompass a full range of state-of-the-art capabilities including: worldwide master trust, asset servicing, fund administration, settlement and reporting; cash management; and investment risk and performance analytical services. Non-U.S. client relationships are managed principally through the Bank’s London and Singapore branches and the Bank’s and the Corporation’s non-U.S. subsidiaries. Trust and asset servicing relationships managed by C&IS often include investment management, securities lending, transition management and commission recapture services provided through NTGI. C&IS also provides related foreign exchange services in Chicago, London and Singapore. At June 30, 2006, total C&IS assets under custody were $2.9 trillion, of which $517.1 billion were managed.

Personal Financial Services

Headed by Sherry S. Barrat and William L. Morrison, Presidents—Personal Financial Services, PFS provides personal trust, custody and investment management services; individual retirement accounts; guardianship and estate administration; qualified retirement plans; banking; personal lending; and residential real estate mortgage lending. PFS focuses on high net worth individuals, business owners, executives, retirees and established privately-held businesses in its target markets. PFS also includes the Wealth Management Group, which provides customized products and services to meet the complex financial needs of families and individuals in the United States and throughout the world with assets typically exceeding $75 million.

PFS is one of the largest providers of personal trust services in the United States, with $234.9 billion in assets under custody and $123.0 billion in assets under management at June 30, 2006. PFS services are delivered through a network of over 80 offices in 18 U.S. states, as well as offices in London and Guernsey.

Northern Trust Global Investments

Headed by Terence J. Toth, President—Northern Trust Global Investments, NTGI, through various subsidiaries of the Corporation, provides a broad range of investment management and related services and other products to U.S. and non-U.S. clients of C&IS and PFS. Clients include institutional and individual separately managed accounts, bank common and collective funds, registered investment companies, non-U.S. collective investment funds and unregistered private investment funds. NTGI offers both active and passive equity and fixed income portfolio management, as well as alternative asset classes (such as private equity and hedge funds of funds) and multi-manager products and services. NTGI’s activities also include brokerage, securities lending, transition management and related services. NTGI’s business operates internationally through subsidiaries, joint ventures, alliances and distribution arrangements.

Worldwide Operations and Technology

Headed by Timothy J. Theriault, President—Worldwide Operations and Technology, WWOT supports all of our business activities, including the processing and product management activities of C&IS, PFS and NTGI. These activities are conducted principally in the operations and technology centers in Chicago, London and Bangalore.

Corporate Financial Management Group

Headed by Steven L. Fradkin, Executive Vice President and Chief Financial Officer, the Corporate Financial Management Group includes the Corporate Controller, Corporate Treasurer, Corporate Development, Investor Relations and Strategic Sourcing functions. The Group is responsible for Northern Trust’s accounting and financial infrastructure and for managing the Corporation’s financial position.

Corporate Risk Management Group

Headed by Jana R. Schreuder, Executive Vice President, the Corporate Risk Management Group includes the Credit Policy and Corporate Risk Management functions. The Corporate Risk Management Group monitors, measures and facilitates the management of risks across the businesses of the Corporation and its subsidiaries.

The Offering

Issuer	Northern Trust Corporation

Securities offered	$250,000,000 aggregate principal amount of 5.30% notes due 2011.

Maturity date	The notes will mature on August 29, 2011.

Interest rate	The interest rate on the notes will be 5.30% per annum.

Interest payment dates	Each February 28 and August 28, commencing February 28, 2007.

Ranking	The notes will be senior, unsecured obligations of Northern Trust Corporation ranking equally in right of payment with other senior indebtedness of Northern Trust Corporation.

The Indenture does not limit the amount of debt that Northern Trust Corporation or any of its subsidiaries may incur.

Redemption	We have no right to redeem the notes prior to maturity.

Use of proceeds

The net proceeds, after estimated expenses, to us from the sale of the notes offered hereby will be approximately $248.4 million, which we will use for general corporate purposes, including the funding of additional contributions to the capital of our subsidiaries.

Risk factors	See “Risk Factors” and other information in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

For additional information regarding the notes, see “Supplemental Description of the Notes” on page S-8.

RISK FACTORS

In deciding whether to invest in the notes, you should consider carefully the following factors that could materially adversely affect our operating results and financial condition, and the value of your investment in the notes. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict those risks or estimate the extent to which they may affect our financial performance. You should also consider the information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including the Risk Factors described in that report and the Factors Affecting Future Results described in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, as well as our subsequent reports on Form 10-Q and Form 8-K. Each of the risks described below could result in a decrease in the value of the notes and your investment therein.

We are a holding company, and as a result we are dependent on dividends from our subsidiaries, including the Bank, to meet our obligations, including with respect to the notes.

We are a non-operating holding company, whose principal asset and source of income is our investment in the Bank. We are a legal entity separate and distinct from the Bank and our other subsidiaries and, therefore, rely primarily on dividends from these subsidiaries to meet our obligations, including with respect to the notes, and to provide funds for payment of dividends to our shareholders, to the extent declared by our board of directors. There are various legal limitations on the extent to which the Bank and our other subsidiaries can finance or otherwise supply funds to us (by dividend or otherwise) and certain of our affiliates. Although we maintain cash positions for liquidity at the holding company level, if the Bank or other of our subsidiaries were unable to supply us with cash over time, we could be unable to meet our obligations, including with respect to the notes. See “Certain Regulatory Considerations—Restrictions on Payment of Dividends” in the accompanying prospectus.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the notes, to a share of the assets of any subsidiary upon the liquidation or recapitalization of the subsidiary will be subject to the prior claims of the subsidiary’s creditors (including, in the case of the Bank and our other banking subsidiaries, its depositors), except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. Accordingly, the notes will be effectively subordinated to all existing and future liabilities of our subsidiaries.

There may not be any trading market for the notes; many factors affect the trading market and value of the notes.

Upon issuance, the notes will not have an established trading market. We cannot assure you that a trading market for the notes will ever develop or be maintained if developed. In addition to our creditworthiness, many factors affect the trading market for, and trading value of, the notes. These factors include:

•	the time remaining to the maturity of the notes,

•	the outstanding amount of notes with terms identical to the notes offered in this prospectus supplement,

•	the redemption or repayment features, if any, of the notes, and

•	the level, direction and volatility of market interest rates generally.

You should also be aware that there may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all.

Our credit ratings may not reflect all risks of an investment in the notes.

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Our credit ratings, however, may not reflect the potential impact of risks related to market or other factors discussed above on the value of the notes.

INCORPORATION BY REFERENCE

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934. You may read and copy any document that we file at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. You may also inspect our annual, quarterly and current reports, any proxy statements and other information over the Internet at the SEC’s home page at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that we file with the SEC after the date of this prospectus supplement will automatically modify and supersede the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006;

•	our Current Reports on Form 8-K filed on February 21, 2006, February 24, 2006, March 31, 2006 and April 19, 2006; and

•	any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the notes offered by this prospectus supplement.

You may request a copy of any of these filings at no cost by writing to or telephoning us at the following address and telephone number: Northern Trust Corporation, 50 South LaSalle Street, Chicago, Illinois 60603, Attention: Corporate Secretary, Telephone: (312) 444-3714. These filings are also available on the website we maintain at www.northerntrust.com.

USE OF PROCEEDS

The net proceeds, after estimated expenses, to us from the sale of the notes offered hereby will be approximately $248.4 million. We will use the funds for general corporate purposes, including the funding of additional contributions to the capital of our subsidiaries.

CAPITALIZATION

The following table shows our capitalization and short-term indebtedness at June 30, 2006 (1) on a consolidated basis and (2) on a consolidated basis as adjusted to reflect the issuance and sale of the notes. This table should be read in conjunction with our consolidated financial statements and related notes for the six months ended June 30, 2006, incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	June 30, 2006
	Actual	As Adjusted
	(in millions)
Senior notes (excluding amounts due within one year)	$183.5	$433.5
Long-term debt (excluding amounts due within one year)	1,960.5	1,960.5
Floating rate capital debt	276.4	276.4
Common stockholders’ equity	3,808.4	3,808.4

Total capitalization	$6,228.8	$6,478.8

Short-term borrowings (including current portion of long-term and senior debt)	$6,459.1	$6,459.1

RATIOS OF EARNINGS TO FIXED CHARGES

The following are ratios of our earnings to fixed charges for each of the periods indicated:

	Six Months Ended June 30, 2006	Fiscal Year Ended December 31
		2005	2004	2003	2002	2001
Excluding Interest on Deposits:	3.56	3.67	3.67	3.08	2.98	2.59
Including Interest on Deposits:	1.79	1.93	2.30	2.18	2.02	1.66

For purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of net income before extraordinary items plus applicable income taxes and fixed charges. “Fixed charges, excluding interest on deposits” consist of interest expense (other than on deposits) and the portion of rental expenses deemed to be representative of the interest factor. “Fixed charges, including interest on deposits” consist of all interest and the portion of rental expenses deemed to be representative of the interest factor.

SUPPLEMENTAL DESCRIPTION OF THE NOTES

Please read the following information concerning the notes in conjunction with the statements under “Description of the Debt Securities” in the accompanying prospectus, which the following information supplements and, if there are any inconsistencies, supersedes. The following description is not complete. The notes will be issued under the Indenture, dated as of August 15, 2006, that we have entered into with JPMorgan Chase Bank, N.A., as trustee. The Indenture is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the notes are being offered and sold.

Maturity, Interest and Payment

The notes will mature on August 29, 2011. The notes will bear interest from and including August 28, 2006, payable semi-annually in arrears on February 28 and August 28 of each year, commencing February 28, 2007. Interest payable on each interest payment date will be paid to the persons in whose names the notes are registered at the close of business on the 15th calendar day prior to such interest payment date, and interest payable at maturity will be paid to the persons to whom the principal is then payable. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date, and interest will not accrue on the amount so payable for the period from and after the interest payment date. Interest on the notes will be calculated on the basis of a 360-day year, consisting of twelve 30-day months, and will accrue from August 28, 2006 or from the most recent interest payment date to which interest has been paid. We have no right to redeem the notes prior to maturity.

At maturity, the amounts due and payable on the notes will be 100% of their principal amount outstanding, together with interest accrued to the payment date.

Forms and Denominations

The notes will be issued as one or more global securities in the name of a nominee of The Depository Trust Company and will be available only in book-entry form. See “Global Securities” in the accompanying prospectus. The notes are available for purchase in multiples of $1,000.

Additional Notes

We may, without the consent of the holders of the notes offered in this prospectus supplement, create and issue additional notes ranking equally with the notes offered in this prospectus supplement in all respects, including having the same CUSIP number, so that such additional notes would be consolidated and form a single series with the notes offered in this prospectus supplement and would have the same terms as to status, redemption or otherwise as the notes offered hereby. No additional notes may be issued if an Event of Default has occurred and is continuing with respect to the notes offered in this prospectus supplement.

Listing

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Depositary

Upon issuance, the notes will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, The Depository Trust Company or any successor thereto, as depositary, and registered in the name of Cede & Co. (DTC’s partnership nominee). Investors may elect to hold interests in the global notes through either DTC (in the United States) or Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System if they are participants in such systems, or indirectly through organizations which are participants in such systems.

UNITED STATES TAX CONSIDERATIONS

The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. It deals only with notes held as capital assets by initial purchasers who are U.S. holders and does not deal with persons in special tax situations, such as financial institutions, insurance companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a “straddle” for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers. Persons considering the purchase of notes should consult their tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note that for United States federal income tax purposes is:

•	a citizen or resident of the United States,

•	a corporation, partnership or other entity organized under the laws of the United States or any political subdivision of the United States,

•	an estate the income of which is subject to United States federal income taxation regardless of its source,

•	a trust which is subject to the supervision of a court within the United States and the control of a United States fiduciary, or

•	any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business.

Interest

Payments of interest on a note will be taxable to a U.S. holder as ordinary interest income at the time the payments accrue or are received (in accordance with the U.S. holder’s method of accounting for tax purposes).

Disposition of a Note

Upon the sale, exchange or retirement of a note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. holder’s adjusted tax basis in the note. This gain or loss generally will be long-term capital gain or loss if the note is held for more than one year. Long-term capital gains recognized on securities such as the notes are currently taxable at a maximum rate of 15.0% for individuals and 35.0% for corporations.

During calendar year 2006, ordinary income is taxable at a maximum rate of 35.0% for individuals and 35.0% for corporations. To the extent the amount realized represents accrued but unpaid interest, this amount will be treated as taxable interest income.

Backup Withholding

Backup withholding of United States federal income tax at a current rate of 28.0% may apply to payments made in respect of the notes to registered owners who are not exempt recipients and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities are exempt recipients. Payments made in respect of the notes to a U.S. holder must be reported to the Internal Revenue Service, unless the U.S. holder is an exempt recipient or establishes an exemption.

In addition, upon the sale of a note to (or through) a broker, the broker must withhold currently 28.0% of the entire purchase price, unless either (1) the broker determines that the seller is a corporation or other exempt recipient or (2) the seller provides the required identifying information. These sales must also be reported by the broker to the IRS, unless the broker determines that the seller is an exempt recipient.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner will be allowed as a refund or a credit against the beneficial owner’s United States federal income tax, provided the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or provisions under any federal, state, local non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”). The Pension Protection Act of 2006 added new Section 3(42) to ERISA defining what constitute “plan assets.”

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the management or administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition or holding of notes by an ERISA Plan with respect to which we or an underwriter are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. There can be no assurance that a particular purchase of notes will satisfy all of the conditions of any such exemptions. Also, in this regard, the Pension Protection Act of 2006 added statutory exemptions in Section 408(b)(16), (17) and (19) that may apply to the acquisition or holding of the notes.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation of any applicable similar laws.

Representation

By acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that (i) no portion of the assets used by such purchaser or transferee to acquire and hold the note constitutes assets of any Plan, (ii) the Plan is a governmental plan as defined in Section 3 of ERISA which is not subject to the provisions of Title I of ERISA or Section 401 of the Code or (iii) the purchase and holding of the note by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation under any applicable similar laws because such purchase and holding satisfies the conditions of a class exemption, including PTCE 91-38, 90-1, 84-14, 95-60 or 96-23 or a statutory exemption (including Sections 408(b)(16), (17) or (19) of ERISA).

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

UNDERWRITING

We intend to offer the notes through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of the underwriters named below. Subject to the terms and conditions contained in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Underwriter	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$200,000,000
J.P. Morgan Securities Inc.	25,000,000
UBS Securities LLC	25,000,000

Total	$250,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the purchase agreement if any of these notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The notes are offered globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of 0.20% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.15% of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The expenses of the offering, not including the underwriting discount, are estimated to be $395,000 and will be payable by us. The underwriters have agreed to reimburse us for a portion of our offering expenses.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by Merrill Lynch that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and certain of their affiliates have performed investment banking, advisory and general financing services, including commercial banking services, for us from time to time for which they have received customary fees and expenses. Specifically, Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as financial advisor to Northern Trust in connection with Northern Trust’s 2005 acquisition of Baring Asset Management’s Financial Services Group from ING Group N.V. Additionally, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as sole book-runner in Northern Trust’s offering of senior and subordinated debt totaling 250 million British pounds Sterling to fund that acquisition. The underwriters and certain of their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

The trustee, JPMorgan Chase Bank, N.A., is an affiliate of J.P. Morgan Securities Inc., one of the underwriters. JPMorgan Chase & Co., an affiliate of J.P. Morgan Securities Inc., has entered into an agreement with The Bank of New York Company, Inc. (“BNY”) pursuant to which JPMorgan Chase intends to exchange portions of its corporate trust business, including the business of the Fiscal Agent and municipal and corporate trusteeships, for BNY’s consumer, small business and middle market banking businesses. This transaction has been approved by both companies’ boards of directors and is subject to regulatory approvals. It is expected to close in the late third quarter or fourth quarter of 2006.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Schiff Hardin LLP, Chicago, Illinois. The underwriters have been represented by McDermott Will & Emery LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Northern Trust Corporation and its subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

$500,000,000

Northern Trust Corporation

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

NTC Capital III

NTC Capital IV

NTC Capital V

PREFERRED SECURITIES

FULLY AND UNCONDITIONALLY GUARANTEED BY

NORTHERN TRUST CORPORATION

Northern Trust Corporation may offer and sell debt securities, preferred stock, common stock, warrants, stock purchase contracts and stock purchase units.

The trusts are Delaware statutory trusts. Each trust may offer and sell:

•	preferred securities representing undivided beneficial interests in the assets of the trust to the public; and

•	common securities representing undivided beneficial interests in the assets of the trust to Northern Trust Corporation.

Northern Trust Corporation will fully and unconditionally guarantee the payments by the trusts on the preferred securities based on obligations discussed in this prospectus.

The common stock of Northern Trust Corporation is traded on The Nasdaq Stock Market under the symbol “NTRS.”

We may offer these securities from time to time, in amounts, on terms and at prices that will be determined at the time of offering. We will provide specific terms of these securities, including their offering prices, in prospectus supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. The aggregate initial offering price of the securities that we may issue under this prospectus will not exceed $500,000,000.

We may offer these securities to or through underwriters, through dealers or agents, directly to you or through a combination of these methods. You can find additional information about our plan of distribution for the securities under the heading “Plan of Distribution” beginning on page 53 of this prospectus. We will also describe the plan of distribution for any particular offering of these securities in the applicable prospectus supplement. We may not use this prospectus to sell our securities unless it is accompanied by a prospectus supplement.

The securities will be equity securities in or unsecured obligations of Northern Trust Corporation or a NTC Capital trust and will not be savings accounts, deposits or other obligations of any bank or nonbank subsidiary of Northern Trust Corporation and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other government agency.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is May 29, 2003.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, which we refer to as the “Commission,” utilizing a “shelf” registration process. Under this process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000 or the equivalent in one or more foreign currencies or currency units.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities registered under this process, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered and, if we sell securities through agents, underwriters or dealers, the names of such agents, underwriters and dealers and any fees, discounts and commissions to be paid to them. That prospectus supplement may include a description of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in the prospectus supplement and this prospectus, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information,” before you invest.

You should rely only on the information incorporated by reference or provided in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

Any of the securities described in this prospectus may be convertible or exchangeable into other securities we describe in this prospectus or will describe in a prospectus supplement and may be issued separately, together or as part of a unit consisting of two or more securities, which may or may not be separate from one another. These securities may include new or hybrid securities developed in the future that combine features of any of the securities described in this prospectus.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Northern Trust,” “we,” “us,” “our” or similar references mean Northern Trust Corporation and its subsidiaries, including the trusts. References to “securities” refer collectively to all of the securities registered hereunder.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, that registers the offer and sale of the securities described in this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us. As permitted by the rules and regulations of the Commission, we have not included certain portions of the registration statement in this prospectus.

In addition, Northern Trust Corporation files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy the registration statement, as well as the reports and other information we file with the Commission, at the following public reference facilities:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

Northeast Regional Office

The Woolworth Building

223 Broadway

New York, New York 10279

Midwest Regional Office

175 W. Jackson Boulevard

Suite 900

Chicago, Illinois 60604

You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Commission’s public reference facilities by calling 1-800-SEC-0330. You may also obtain information filed by us at the Commission’s Web site on the World Wide Web at http://www.sec.gov.

Pursuant to the rules of the Commission, we are not required to include in this prospectus separate financial statements of NTC Capital III, NTC Capital IV or NTC Capital V, which we refer to as the “trusts,” and the trusts are not required to file periodic reports with the Commission. See “The Trusts.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. Information incorporated by reference is considered to be part of this prospectus. Information that we file with the Commission after the date of this prospectus will automatically update and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities.

•	Our Annual Report on Form 10-K for the year ended December 31, 2002;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

•	Our Current Reports on Form 8-K dated January 22, 2003, March 11, 2003, April 15, 2003, April 16, 2003, April 21, 2003 and April 24, 2003;

•	The description of our Common Stock contained in a registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description, including Exhibit 99(i) to our Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and

•	The description of our Preferred Stock Purchase Rights contained in the registration statement on Form 8-A dated July 24, 1998 and filed with the Commission on July 24, 1998, as amended by Amendment No. 1 dated as of November 18, 1998 and filed with our Current Report on Form 8-K dated November 20, 1998, and Amendment No. 2 dated as of February 16, 1999 and filed with our Current Report on Form 8-K dated February 19, 1999.

You can obtain copies of documents incorporated by reference in this prospectus, free of charge, by requesting them in writing or by telephone from us at the following address:

Northern Trust Corporation

50 South LaSalle Street

Chicago, Illinois 60675

Telephone: (312) 444-7811

Attention: Investor Relations

FORWARD-LOOKING STATEMENTS

This prospectus contains statements that may be considered forward-looking, including the discussion of our financial goals, dividend policy, expansion and business development plans, business prospects and positioning with respect to market and pricing trends, strategic initiatives, re-engineering and outsourcing activities, new business results and outlook, changes in securities market prices, credit quality including reserve levels, planned capital expenditures and technology spending, and the effect of extraordinary events and various other matters (including changes in accounting standards and interpretations) on our business and results. We typically use the words and phrases “believe,” “expect,” “anticipate,” “intent,” “estimate,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs, including “will,” “should,” “would,” and “could” to identify forward-looking statements. These forward-looking statements are our current estimates or expectations of future events or future results. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties including:

•	the future health of the U.S. and international economies and other economic factors, including consumer confidence in the securities markets, that affect wealth creation, investment and savings patterns and our interest rate risk and credit risk exposure;

•	changes in U.S. and worldwide securities markets with respect to the market values of financial assets, the stability of particular securities markets and the level of volatility in certain markets such as foreign exchange;

•	U.S. and international economic factors that may impact our interest rate risk, including the level of or change in interest rates, and credit risk exposure;

•	the effects of extraordinary events (such as terrorist events, war and the U.S. government’s response to those events);

•	changes in the level of cross-border investing by clients resulting from changing economic factors, political conditions or currency markets;

•	regulatory and banking developments and changes in accounting requirements or interpretations in the U.S. and other countries where we have significant business;

•	success in obtaining regulatory approvals when required;

•	changes in the nature of our competition, including changes resulting from industry consolidation and the regulatory environment, as well as actions taken by particular competitors;

•	expansion or contraction of our products, services, and targeted markets in response to strategic opportunities and changes in the nature of our competition, coupled with changes in the level of investment or reinvestment in those products, services, and targeted markets, and the pricing of those products and services;

•	our success in continuing to generate new business in our existing markets, as well as our success in identifying and penetrating targeted markets, through acquisition, strategic alliance or otherwise, and generating a profit in those markets in a reasonable time;

•	our ability to generate strong investment results for clients and continue to develop our array of investment products, internally or through acquisition, in a manner that meets client needs;

•	our ability to continue to fund and accomplish technological innovation, improve processes and controls, address operating and technology risks, including material systems interruptions or errors, and attract and retain capable staff in order to deal with operating and technology challenges and increasing volume and complexity in many of our businesses;

•	our success in integrating recent and future acquisitions and strategic alliances and using the acquired businesses and completed alliances to execute our business strategy;

•	the success of our strategic initiatives and our re-engineering and sourcing activities;

•	the ability of each of our principal businesses to maintain a product mix that achieves acceptable margins;

•	changes in tax laws or other legislation in the U.S. or other countries (including pension reform legislation) that could affect us or clients of our personal and institutional asset administration businesses; and

•	uncertainties inherent in the litigation process.

Some of these risks and uncertainties that may affect future results are discussed in more detail in the sections of “Item I – Business” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 captioned “Government Policies,” “Competition” and “Regulation and Supervision.” All forward-looking statements included in this document are based upon information presently available, and we assume no obligation to update any forward-looking statements. You should not rely on the accuracy of predictions contained in forward-looking statements. These statements speak only as of the date of this prospectus or, in the case of documents incorporated by reference, the date of those documents.

NORTHERN TRUST CORPORATION

Northern Trust Corporation is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. We were organized in Delaware in 1971 and that year became the owner of all of the outstanding capital stock (except directors’ qualifying shares) of The Northern Trust Company, an Illinois banking corporation headquartered in the Chicago financial district and our principal subsidiary. We refer to The Northern Trust Company as the “Bank.” At December 31, 2002, we had consolidated total assets of approximately $39.5 billion. As of September 30, 2002, we were the third largest bank holding company in Illinois and the 26th largest in the United States, based on consolidated total assets on that date.

In addition to the Bank, we own the following banking subsidiaries:

•	Northern Trust Bank of Florida N.A., our Florida banking subsidiary, with 27 offices located throughout Florida;

•	Northern Trust Bank of Texas N.A., our Texas banking subsidiary, with seven office locations in Texas;

•	Northern Trust Bank of California N.A., our California banking subsidiary, with 11 office locations in California;

•	Northern Trust Bank, N.A., our Arizona banking subsidiary, with nine office locations in Arizona and one office location in Denver, Colorado; and

•	Northern Trust Bank, FSB, a federal savings bank with branch offices in Georgia, Michigan, Missouri, Nevada, Washington and Wisconsin and a trust office in Ohio.

In addition, we own several nonbank subsidiaries, including:

•	Northern Trust Securities, Inc., which provides full brokerage services to clients of the Bank and our other banking and trust subsidiaries and selectively underwrites general obligation tax-exempt securities;

•	Northern Trust Global Advisors, Inc., an international provider of institutional investment management services;

•	Northern Investment Corporation, which holds certain investments, including a loan made to a developer of a property in which the Bank is the principal tenant;

•	The Northern Trust Company of New York, which provides securities clearance services for all nondepository eligible securities held by trust, agency and fiduciary accounts administered by our subsidiaries;

•	Northern Trust Cayman International, Ltd., which provides fiduciary services to certain clients residing outside of the United States;

•	Northern Trust Global Investments Japan, K.K., a recently formed entity, which initially will provide investment management services to clients in Japan; and

•	Northern Trust Retirement Consulting, L.L.C., our retirement consulting and administration company in Atlanta, Georgia, which we have agreed to sell to Hewitt Associates LLC, as reported in our Current Report on Form 8-K dated April 24, 2003.

We expect that, although the operations of other subsidiaries will be of increasing significance, the Bank will in the foreseeable future continue to be the major source of our assets, revenues and net income. Byron L. Smith founded the Bank in 1889 to provide banking and trust services to the public. Throughout its 114 years, the Bank’s growth has come primarily from internal sources rather than through merger or acquisition. At December 31, 2002, the Bank had consolidated assets of approximately $32.0 billion. At September 30, 2002, the Bank was the third largest bank in Illinois and the 36th largest in the United States, based on consolidated total assets of approximately $32.5 billion on that date.

We provide client services through two client-focused principal business units: Corporate and Institutional Services and Personal Financial Services. Northern Trust Global Investments provides investment management products and related services to domestic and international clients of the two principal business units. The Worldwide Operations and Technology business unit provides trust and banking operations and systems activities to support the two principal business units. The Risk Management business unit focuses on financial and risk management.

Corporate and Institutional Services

Corporate and Institutional Services provides investment asset administration and related services to corporate and public entity retirement funds, foundation and endowment clients, fund managers, insurance companies and government funds. These services encompass a full range of state-of-the-art-capabilities including worldwide master trust and master custody, settlement and reporting, cash management and risk and performance analysis services. Trust and custody relationships managed by this business unit encompass investment management, securities lending, transition management and commission recapture services provided through Northern Trust Global Investments. We provide services with respect to securities traded in foreign markets primarily through the Bank’s London Branch. We provide related foreign exchange services at the London and Singapore branches, as well as in Chicago.

Corporate and Institutional Services also offers a full range of commercial banking services through the Bank, placing special emphasis on developing and supporting institutional relationships in the two target markets of large domestic corporations and financial institutions (both domestic and international). The business unit provides treasury management services to corporations and financial institutions, including a variety of products and services to accelerate cash collections, control disbursements outflows and generate information to manage cash positions, as well as receivables management and lockbox services supplied by RemitStream, the lockbox services entity owned by Fiserv, Inc. and us.

Personal Financial Services

Personal Financial Services provides personal trust, custody and investment management services, individual retirement accounts, guardianship, estate administration, banking (including private banking) and residential real estate mortgage lending. These services are delivered through the Bank, our network of national bank subsidiaries and our federal savings bank subsidiary. We focus on high net worth individuals, executives, retirees and small to mid-sized businesses. Generally, we serve the financial needs of individuals and families with assets exceeding $100 million through our Wealth Management Group.

Northern Trust Global Investments

Northern Trust Global Investments provides a broad range of investment management and related services and other products to domestic and international clients of the Corporate and Institutional Services and Personal Financial Services business units. Clients include institutional and individual separately managed accounts, bank common and collective funds, registered investment companies, non-U.S. collective investment funds and unregistered private investment funds, including funds of funds. Through this business unit, we offer both active and passive equity and fixed income portfolio management, as well as traditional multi-manager products and services. Its activities also encompass brokerage, securities lending and related services, and its international relationships, including joint ventures, alliances and distribution arrangements with entities in the United Kingdom, Ireland, Germany, Japan and the Cayman Islands.

Worldwide Operations and Technology

Worldwide Operations and Technology supports all of the business activities of the other business units. We conduct these support activities principally through the operations and technology centers in Chicago and London.

Risk Management

The Risk Management business unit includes the treasury and credit policy functions. The treasury department manages the Bank’s wholesale funding, capital position and interest rate risk, as well as the portfolio of interest rate risk management instruments under the direction of the Corporate Asset and Liability Policy Committee. It is also responsible for the investment portfolios of Northern Trust Corporation and the Bank and provides investment advice and management services to the subsidiary banks. The credit policy function provides a system of checks and balances for our diverse credit-related activities by establishing and monitoring all credit-related policies and practices and assuring their uniform application. This business unit also includes our corporate controller, corporate treasurer, investor relations and economic research functions.

Our principal executive offices are located at 50 South LaSalle Street, Chicago, Illinois 60675, and our telephone number is (312) 630-6000.

THE TRUSTS

We have formed each of the trusts as a statutory trust under Delaware law pursuant to a trust agreement, signed by us, as depositor of each trust, and a property trustee, a Delaware trustee and one or more administrative trustees, and a certificate of trust filed with the Delaware Secretary of State. We have filed each trust agreement, in its original form and in substantially the form in which it will be amended and restated prior to the issuance of preferred securities by any trust, as an exhibit to the registration statement of which this prospectus forms a part. Each amended and restated trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. Each trust exists for the exclusive purposes of:

•	issuing the common securities and preferred securities of the trust representing undivided beneficial interests in the assets of the trust;

•	investing the gross proceeds of the preferred securities and the common securities, which we refer to together as the “trust securities,” in our subordinated debt securities; and

•	engaging in only those activities necessary or incidental thereto.

We will directly or indirectly own all of the common securities of each trust. A group of trustees, each appointed by us as holder of the common securities, will conduct each trust’s business and affairs. We will acquire common securities of each trust in an aggregate liquidation amount equal to at least three percent of the total capital of each trust. If and when a trust issues its preferred securities, it will sell them to investors. The rights of a holder of preferred securities of a trust will be contained in and governed by the trust agreement, the Delaware Statutory Trust Act and the Trust Indenture Act of 1939.

Except for voting rights, the terms of the common securities will be substantially identical to the terms of the preferred securities. The common securities of each trust will rank equally, and payments will be made pro rata, with the preferred securities of that trust, except that upon an event of default under the trust agreement, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities.

Each trust will hold, as its sole assets, our subordinated debt securities. The only source of funds for each trust will be payments it receives on the subordinated debt securities. The trusts will use those funds to make cash payments to holders of its preferred securities.

The trustees of each trust are Bank One Trust Company, National Association, as the property trustee, Bank One Delaware, Inc., as the Delaware trustee, and three individuals who are employees or officers of or affiliated with us, as the administrative trustees. Bank One Trust Company, National Association, as property trustee, will act as sole trustee under each trust agreement for purposes of compliance with the Trust Indenture Act. Bank One Trust Company, National Association, will also act as trustee under the guarantees and the subordinated debt securities. See “Description of the Preferred Securities Guarantees,” “Description of the Debt Securities” and “Additional Terms of the Subordinated Debt Securities.”

The holder of the common securities of a trust or, if an event of default under the trust agreement occurs and is continuing, the holders of a majority in liquidation amount of the trust’s preferred securities will be entitled to appoint, remove or replace the property trustee and the Delaware trustee for such trust. The right to vote to appoint, remove or replace the administrative trustees is vested exclusively in the holders of the common securities, and in no event will the holders of preferred securities have any rights relating to the administrative trustees.

Unless otherwise specified in the applicable prospectus supplement, each trust has a term of approximately 55 years but may be dissolved earlier as provided in the applicable trust agreement.

We will pay all fees and expenses related to the trusts and the offering of trust securities.

The trusts are not subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we have not included any separate financial statements of the trusts in this prospectus. We do not consider that financial statements of the trusts would be material to holders of trust preferred securities because the trusts are special purpose entities, have no operating histories or independent operations and are not engaged in and do not propose to engage in any activity other than holding our subordinated debt securities as trust assets and issuing the trust securities. Furthermore, taken together, our obligations under the subordinated debt securities, the subordinated indenture, the trust agreements and the related guarantees provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the preferred securities of the trusts. For a more detailed discussion, see “Description of Preferred Securities of the Trusts,” “Additional Terms of the Subordinated Debt Securities,” “Description of the Preferred Securities Guarantees” and “Relationship among the Preferred Securities, the Subordinated Debt Securities Held by the Trusts and the Preferred Securities Guarantees.”

The principal executive office of each trust is c/o Northern Trust Corporation, 50 South LaSalle Street, Chicago, Illinois 60675, telephone number (312) 630-6000.

CERTAIN REGULATORY CONSIDERATIONS

General

As a bank holding company, we are subject to the regulation, supervision and examination of the Federal Reserve Board under the Bank Holding Company Act.

For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and specific information relevant to us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference in this prospectus, and any subsequent reports we file with the Commission that are so incorporated. This regulatory framework primarily protects depositors and the federal deposit insurance funds and is not intended to protect investors.

As a result of this regulatory framework, our earnings are affected by the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, which is the principal federal regulator of our banking subsidiaries, and the Federal Deposit Insurance Corporation, which insures, up to applicable limits, the deposits of the Bank and our other insured bank subsidiaries. In addition, numerous governmental requirements and regulations affect our business activities. A change in the applicable statutes, regulations or regulatory policy may have a material effect on our business.

Our subsidiary banks are also subject to regulation, supervision and examination by applicable federal and state banking agencies. The Bank, our principal banking subsidiary, is an Illinois banking corporation, a member of the Federal Reserve System and subject to regulation, supervision and examination by the Federal Reserve Board and by the Illinois Office of Banks and Real Estate. Depository institutions, such as the Bank, are also affected by various state and federal laws, including those related to consumer protection and similar matters.

We also have other financial service subsidiaries that are subject to regulation, supervision and examination by the Federal Reserve Board, as well as other applicable state and federal regulatory agencies and self regulatory organizations. For example, our brokerage subsidiary, Northern Trust Securities, Inc., is subject to supervision and regulation by the Commission and the National Association of Securities Dealers.

Restrictions on Payment of Dividends

We are a legal entity separate and distinct from our subsidiaries (including the Bank). We rely primarily on dividends from the Bank to meet our obligations and to declare and pay dividends on our common stock. Various laws and regulations limit the extent to which the Bank can finance or otherwise supply funds (by dividend or otherwise) to us and certain of its affiliates.

The Bank is subject to dividend limitations under the Federal Reserve Act and Illinois law. Under these statutes, prior regulatory approval is required for dividends in any year that would exceed the net income of the Bank for such year combined with retained net income for the prior two years. Also, the Bank is prohibited from paying a dividend in an amount greater than its net profits.

In addition to these statutory tests, the Federal Reserve Board could prohibit a dividend if it determined that the payment would constitute an unsafe or unsound banking practice. The Federal Reserve Board has indicated that, generally, dividends should be paid by banks only to the extent of earnings from continuing operations.

Consistent with its policy regarding bank holding companies serving as a source of financial strength for their subsidiary banks, the Federal Reserve Board has indicated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition.

Transactions with Affiliates

The Federal Reserve Act limits amounts of, and requires collateral on, extensions of credit by our insured bank subsidiaries to us and, with certain exceptions, our nonbank subsidiaries. There are also restrictions on the amounts of investment by banks in our stock and other securities and our subsidiaries, and restrictions on the acceptance of our securities as collateral for loans by these banks. Extensions of credit by insured bank subsidiaries to us and our subsidiaries are limited to 10% of the bank subsidiary’s Tier 1 capital, and in the aggregate for us and all our subsidiaries to 20%.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of the securities for general corporate purposes. These may include additions to working capital, repayment of existing debt and acquisitions. If we decide to use the net proceeds of any offering of securities other than for general corporate purposes, we will describe the use of the net proceeds in the prospectus supplement for that offering.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS

TO COMBINED FIXED CHARGES AND PREFERRED

STOCK DIVIDEND REQUIREMENTS

The following table sets forth our ratios of earnings to fixed charges and our ratios of earnings to combined fixed charges and preferred stock dividend requirements for the periods indicated. This information is qualified in its entirety by the information appearing elsewhere in this prospectus and incorporated in this prospectus by reference.

	Year Ended December 31,					Three Months Ended March 31, 2003
	1998	1999	2000	2001	2002
Earnings to Fixed Charges:
Excluding Interest on Deposits:	2.19	2.31	2.16	2.60	2.97	2.82
Including Interest on Deposits:	1.52	1.58	1.50	1.66	2.02	1.99
Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements(1):
Excluding Interest on Deposits:	2.17	2.29	2.15	2.58	2.95	2.81
Including Interest on Deposits:	1.52	1.58	1.50	1.66	2.01	1.99

(1)	We have called all our outstanding preferred stock for redemption on May 21 and June 4, 2003. See “Description of Preferred Stock—General.”

For purposes of calculating both the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements, “earnings” consist of net income before extraordinary items plus applicable income taxes and fixed charges. “Fixed charges, excluding interest on deposits” consist of interest expense (other than on deposits) and the portion of rental expenses deemed to be representative of the interest factor. “Fixed charges, including interest on deposits” consist of all interest and the portion of rental expenses deemed to be representative of the interest factor. Pretax earnings required for preferred stock dividends were computed using tax ratios for the applicable year.

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock is not complete. You should refer to the applicable provision of our Restated Certificate of Incorporation and to the Delaware General Corporation Law for a complete statement of the terms and rights of the common stock.

General

We have authorized 560,000,000 shares of common stock, par value $1.66-2/3 per share. As of April 30, 2003, there were 227,921,524 shares of common stock outstanding. The outstanding shares of common stock are listed on The Nasdaq Stock Exchange under the symbol “NTRS.”

Voting. Holders of common stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of common stock entitled to one vote, and are entitled to cumulative voting in the election of directors. The voting rights of the holders of common stock are qualified, however, by the voting rights of holders of any issued and outstanding preferred stock described below under the heading “Description of Preferred Stock.”

Dividends. Holders of common stock are entitled to receive the dividends that may be declared from time to time by the board of directors. The rights of holders of common stock to receive dividends are subject to the prior rights of holders of any issued and outstanding preferred stock.

Other Provisions. Upon voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, the holders of the common stock are entitled to receive, pro rata according to the number of shares held by each, all of our assets remaining for distribution after payment to creditors and the holders of any issued and outstanding preferred stock of the full preferential amounts to which they are entitled. The common stock has no preemptive or other subscription rights, and there are no other conversion rights or redemption provisions with respect to the shares.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Wells Fargo Bank Minnesota, N.A.

Preferred Stock Purchase Rights

Each outstanding share of common stock includes one half of one preferred stock purchase right, which entitles the holder to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock, no par value, at an exercise price of $330, subject to adjustment under certain circumstances. The description and terms of the rights are set forth in a Rights Agreement dated as of July 21, 1998, between us and Norwest Bank Minnesota, N.A. (now known as Wells Fargo Bank Minnesota, N.A.), as amended by Amendment No. 1 dated November 18, 1998 and Amendment No. 2 dated February 16, 1999.

Unless earlier redeemed, the rights will separate from the common stock and a “distribution date” will occur upon the earlier of:

•	20 days following the “stock acquisition date”; and

•	20 days (or a later date as determined by the Board, with certain limitations) after the date a tender or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of common stock is first published, sent or given to our stockholders.

The “stock acquisition date” is the earlier of:

•	The first date of our public announcement that any person or group (other than certain exempt persons or groups) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the shares of common stock then outstanding; and

•	The date that any person enters into an agreement or arrangement with us or any of our subsidiaries providing for:

•	a merger, consolidation or similar transaction resulting in our stockholders owning less than 60% of the outstanding shares of our common stock or the common stock of a publicly traded entity that controls us or into which we have been merged or otherwise combined;

•	a purchase or other acquisition of all or substantially all of our assets; or

•	a purchase or other acquisition of securities representing 15% or more of the shares of common stock then outstanding.

Additionally, if any person becomes a beneficial owner of common stock or otherwise acquires 50% or more of our assets or earning power in an acquisition as described above, each holder of a right will be entitled to receive, upon exercise of the right, common stock or other property having a value equal to two times the purchase price of the Series A Junior Participating Preferred Stock that the right entitles its holder to purchase.

We may redeem the rights at $0.01 per right at any time before the earlier of:

•	the close of business on the 20th day following the stock acquisition date; and

•	the final expiration date of the rights.

As of the date of this prospectus, the rights are not exercisable, certificates representing the rights have not been issued and the rights automatically trade with the shares of common stock. The rights will expire on October 31, 2009 (subject to extension), unless earlier redeemed.

DESCRIPTION OF PREFERRED STOCK

General

Under our Restated Certificate of Incorporation, our board of directors has the authority, without further stockholder action, to issue up to 10,000,000 shares of preferred stock, without par value, in one or more series, with such terms and for such consideration as the board may determine. We have reserved for issuance 1,500,000 shares of Series A Junior Participating Preferred Stock pursuant to the Rights Agreement described above. We have issued and outstanding 600 shares of Auction Preferred Stock, Series C and 600 shares of Flexible Auction Preferred Stock, Series D, each with a stated value of $100,000 per share. On April 21, 2003, we announced:

•	the call for redemption on May 21, 2003 of all 600 shares of Auction Preferred Stock, Series C at a redemption price of $100,000 per share, plus accrued and unpaid dividends thereon to May 21, 2003 of $197.36 per share, for a total payment of $100,197.36 per share, and

•	the call for redemption on June 4, 2003 of all 600 shares of Flexible Auction Preferred Stock, Series D at a redemption price of $100,000 per share, plus accrued and unpaid dividends thereon to June 4, 2003 of $204.17 per share, for a total payment of $100,204.17 per share.

Upon redemption of the Series D Preferred Stock, we will have no shares of preferred stock outstanding.

The following description sets forth general terms that will apply to our preferred stock. We will describe the particular terms of any preferred stock that we offer in the prospectus supplement relating to those shares of preferred stock. Those terms may include:

•	the maximum number of shares to constitute the series;

•	any annual dividend rate on the shares, whether the rate is fixed or variable or both, the date or dates from which dividends will accrue, whether the dividends will be cumulative and any dividend preference;

•	whether the shares will be redeemable and, if so, the price at and the terms and conditions on which the shares may be redeemed;

•	any liquidation preference applicable to the shares;

•	the terms of any sinking fund;

•	any terms and conditions on which the shares of the series will be convertible into, or exchangeable for, shares of any other capital stock;

•	any voting rights of the shares of the series; and

•	any other preferences or special rights or limitations on the shares of the series.

Voting

Unless required by law or specifically provided for by our board of directors, the holders of our preferred stock have no voting power on any matter.

Under interpretations adopted by the Federal Reserve Board, if the holders of preferred stock of any series become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities.” A holder of 25% or more of a class of voting securities, or a holder of less than 25% if it exercises a “controlling influence” over us, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956. In addition, at the time a class of preferred stock is deemed a class of voting securities, any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire 5% or more of the series, and any person other than a bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire 10% or more of the series.

Dividends

Before declaration and payment of any dividends on our classes of stock that rank junior to preferred stock, the holders of shares of preferred stock will receive any cash dividends to which they are entitled out of legally available funds.

Provisions with Possible Anti-Takeover Effects

As discussed under “Description of Common Stock—Preferred Stock Purchase Rights,” we have adopted a Rights Agreement that provides stockholders with rights to purchase shares of our Series A Junior Participating Preferred Stock under certain circumstances involving a potential change in control. The Rights Agreement is intended as a means to protect the value of the stockholders’ investment in us while preserving the possibility of a fair acquisition bid. In addition, the Delaware General Corporation Law provides, among other things, that any beneficial owner of more than 15% of our voting stock is prohibited, without the prior approval of our board of directors, from entering into any business combination with us for three years from the date the 15% ownership interest is acquired.

DESCRIPTION OF THE DEBT SECURITIES

General

The following description sets forth general terms that will apply to the debt securities. We will describe the particular terms of any debt securities that we offer in the prospectus supplement relating to those debt securities.

The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of May     , 2003, between us and JPMorgan Chase Bank, as trustee. We refer to this indenture as the “senior indenture.” The subordinated debt securities will be issued under the Junior Subordinated Indenture dated January 1, 1997 between us and Bank One Trust Company, National Association, as successor to The First National Bank of Chicago, as trustee. We refer to this indenture as the “subordinated indenture” and, together with the senior indenture, as the “indentures.” The indentures have been or will be qualified under the Trust Indenture Act of 1939.

We have filed copies of the indentures as exhibits to the registration statement. For your convenience, we have included references to specific sections of the indentures in the descriptions below. Capitalized terms not otherwise defined in this prospectus will have the meanings given in the indenture to which they relate.

The following summaries of provisions of the debt securities and the indentures are not complete and are qualified in their entirety by reference to the provisions of the indentures and the debt securities.

Because we are a holding company and conduct our business through our subsidiaries, all of our debt securities—senior as well as subordinated—will be structurally subordinated to the liabilities of our subsidiaries. Our rights, and the rights of our creditors, including the holders of the debt securities, to participate in any distribution of the assets of any of our subsidiaries upon that subsidiary’s liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of that subsidiary, except to the extent that our claims as a creditor of that subsidiary may be recognized. Neither the terms of the debt securities nor the indentures restrict us or any of our subsidiaries from incurring indebtedness.

Neither of the indentures limits the principal amount of debt securities that we may issue. Each indenture provides that debt securities may be issued in one or more series up to the principal amount that we may authorize from time to time. Each indenture also provides that the debt securities may be denominated in any currency or currency unit that we designate. In addition, each series of debt securities may be reopened in order to issue additional debt securities of that series in the future without the consent of the holders of debt securities of that series. Unless otherwise described in the prospectus supplement relating to a particular offering, neither the indentures nor the debt securities will contain any provisions to afford holders of any debt securities protection in the event of a takeover, recapitalization or similar restructuring of our business.

The senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The subordinated debt securities will rank junior to all of our senior debt securities and other senior indebtedness, as described below under “Additional Terms of the Subordinated Debt Securities—Subordination.”

We will describe the specific terms relating to each particular series of debt securities in the prospectus supplement relating to the offering of those debt securities. The terms we will describe in the prospectus supplement will include some or all of the following:

•	the title and type of the debt securities;

•	the total principal amount or initial offering price of the debt securities;

•	the date or dates when the principal of the debt securities will be payable;

•	whether we will have the right to extend the stated maturity of the debt securities;

•	whether the debt securities will bear interest and, if so, the rate or rates, or the method for calculating the rate or rates, of interest;

•	if the debt securities will bear interest, the date from which interest will accrue, the dates when interest will be payable and the regular record dates for these interest payment dates;

•	the place where the principal, premium, if any, and interest, if any, on the debt securities will be paid, registered debt securities may be surrendered for registration of transfer, and debt securities may be surrendered for exchange;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	the terms and conditions upon which we will have the option or the obligation to redeem the debt securities;

•	the denominations in which any registered debt securities will be issuable;

•	the identity of each security registrar and paying agent, and the designation of the exchange rate agent, if any, if other than the trustee;

•	the portion of the principal amount of debt securities that will be payable upon acceleration of the maturity of the debt securities;

•	the currency used to pay principal, premium, if any, and interest, if any, on the debt securities, if other than U.S. dollars, and whether you or we may elect to have principal, premium and interest paid in a currency other than the currency in which the debt securities are denominated;

•	any index, formula or other method used to determine the amount of principal, premium or interest on the debt securities;

•	any changes or additions to the events of default, defaults or our covenants made in the applicable indenture;

•	whether the debt securities are issuable as registered debt securities or bearer debt securities, whether there are any restrictions relating to the form in which they are issued and whether bearer and registered debt securities may be exchanged for each other;

•	to whom interest will be payable

•	if other than the registered holder (for registered debt securities),

•	if other than upon presentation and surrender of the related coupons (for bearer debt securities), or

•	if other than as specified in the indentures (for global debt securities);

•	whether the debt securities are to be convertible or exchangeable for other securities and, if so, the terms of conversion or exchange;

•	particular terms of subordination with respect to subordinated debt securities; and

•	any other terms of the debt securities consistent with the provisions of the applicable indenture. (Section 3.1)

We may issue debt securities as original issue discount securities to be sold at a substantial discount below their principal amount. If we issue original issue discount securities, then we will describe the material U.S. federal income tax consequences that apply to those debt securities in the applicable prospectus supplement.

Registration and Transfer

We presently plan to issue each series of debt securities only as registered securities. However, we may issue a series of senior debt securities as bearer securities, or a combination of both registered securities and bearer securities. If we issue senior debt securities as bearer securities, they will have interest coupons attached unless we elect to issue them as zero coupon securities. (Section 2.1) If we issue bearer securities, we may describe material U.S. federal income tax consequences and other material considerations, procedures and limitations in the applicable prospectus supplement.

Holders of registered debt securities may present the debt securities for exchange for different authorized amounts of other debt securities of the same series and in the same aggregate principal amount at the corporate trust office of the trustee or at the office of any other transfer agent we may designate for the purpose and describe in the applicable prospectus supplement. The registered securities must be duly endorsed or accompanied by a written instrument of transfer. The agent will not impose a service charge on you for the transfer or exchange. We may, however, require that you pay any applicable tax or other governmental charge. If we issue bearer securities, we will describe any procedures for exchanging those bearer securities for other senior debt securities of the same series in the applicable prospectus supplement. Generally, we will not allow you to exchange registered securities for bearer securities. (Section 3.5)

In general, unless otherwise specified in the applicable prospectus supplement, we will issue registered securities without coupons and in denominations of $1,000, for senior debt securities, and $25, for subordinated debt securities, or integral multiples, and bearer securities in denominations of $5,000. We may issue both registered and bearer securities in global form. (Section 3.5) See “Global Securities.”

Conversion and Exchange

If any debt securities will be convertible into or exchangeable for our common stock, preferred stock or other securities, the applicable prospectus supplement will set forth the terms and conditions of the conversion or exchange, including:

•	the conversion price or exchange ratio;

•	the conversion or exchange period;

•	whether the conversion or exchange will be mandatory or at the option of the holder or us;

•	provisions for adjustment of the conversion price or exchange ratio; and

•	provisions that may affect the conversion or exchange if the debt securities are redeemed.

Redemption

Unless otherwise indicated in the applicable prospectus supplement, upon approval of the Federal Reserve if required under then applicable law, we may, at our option, redeem any series of debt securities in whole at any time or in part from time to time. If any series of debt securities are redeemable only on or after a certain date or only upon satisfaction of additional conditions, the applicable prospectus supplement will specify the date or the additional conditions. Unless otherwise specified in the applicable prospectus supplement, the redemption price for debt securities will equal 100% of the principal amount plus any accrued and unpaid interest on those debt securities.

The applicable prospectus supplement will contain the specific terms on which we may redeem a series of debt securities prior to its stated maturity. We will send a notice of redemption to holders at least 30 but not more than 60 days prior to the redemption date. The notice will state:

•	the redemption date;

•	the redemption price;

•	if less than all of the debt securities of the series are being redeemed, the particular debt securities to be redeemed (and the principal amounts, in the case of a partial redemption);

•	that on the redemption date, the redemption price will become due and payable and any applicable interest will cease to accrue on and after that date;

•	the place or places of payment;

•	whether the redemption is for a sinking fund; and

•	any other provisions required by the terms of the debt securities of the series that are being redeemed. (Section 11.4)

On or before any redemption date, we will deposit an amount of money with the trustee or with a paying agent sufficient to pay the redemption price. (Section 11.5)

If we are redeeming less than all the debt securities, the trustee will select the debt securities to be redeemed using a method it considers fair and appropriate. After the redemption date, holders of redeemed debt securities will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date.

For a description of our right to redeem subordinated debt securities owned by a trust, see “Additional Terms of the Subordinated Debt Securities—Redemption of Subordinated Debt Securities Issued to a Trust.”

Events of Default

An “event of default” regarding any series of debt securities is any one of the following events:

•	default for 30 days in the payment of any interest installment when due and payable;

•	default in the payment of principal or premium (if any) when due at its stated maturity, by declaration, when called for redemption or otherwise;

•	default in the making of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities of that series or in the applicable indenture for 60 days (in the case of senior debt securities) or 90 days (in the case of subordinated debt securities) after notice to us by the trustee or by the holders of 25% in principal amount of the outstanding debt securities of that series;

•	certain events of bankruptcy, insolvency and reorganization;

•	with respect to senior debt securities only, an event of default in any mortgage, indenture or other instrument of indebtedness of us or the Bank which results in a principal amount in excess of $25,000,000 being due and payable which remains outstanding longer than 30 days after written notice to us from the trustee or from the holders of at least 25% of the outstanding debt securities of that series; and

•	any other event of default provided with respect to that series of debt securities. (Section 5.1)

We are required to file every year with each trustee an officers’ certificate stating whether any default exists and specifying any default that exists. (Section 10.4)

Acceleration of Maturity

If an event of default has occurred and is continuing with respect to debt securities of a particular series (except, in the case of subordinated debt securities, defaults relating to bankruptcy events), the trustee or the holders of not less than 25% in principal amount of outstanding debt securities of that series may declare the principal amount of outstanding debt securities of that series due and payable immediately. (Section 5.2)

At any time after a declaration of acceleration of maturity with respect to debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series by written notice to us and the trustee, may rescind and annul the declaration and its consequences if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue interest on all outstanding debt securities of that series and any related coupons,

•	all unpaid principal of and premium, if any, on any of the debt securities which has become due otherwise than by the declaration of acceleration, and interest on the unpaid principal at the rate or rates prescribed in the debt securities,

•	to the extent lawful, interest on overdue interest at the rate or rates prescribed in the debt securities, and

•	all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•	all events of default with respect to debt securities of that series, other than the non-payment of amounts of principal, interest or any premium on the debt securities which have become due solely by the declaration of acceleration, have been cured or waived. (Section 5.2)

No rescission will affect any subsequent default or impair any right consequent thereon.

For a description of the rights of a holder of a trust’s preferred securities upon an event of default with respect to subordinated debt securities owned by a trust, see “Additional Terms of the Subordinated Debt Securities—Acceleration of Maturity.”

Waiver of Defaults

The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of the series and any related coupons, waive any past default under the applicable indenture with respect to the series and its consequences, except a default:

•	in the payment of the principal of or premium, if any, or interest on any debt security of the series or any related coupon, or

•	in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected thereby. (Section 5.13)

If an event of default with respect to debt securities of a particular series occurs and is continuing, the trustee will not be obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities of the series, unless the holders have offered to the trustee reasonable indemnity and security against the costs, expenses and liabilities that might be incurred by it in compliance with the request. (Section 6.3)

The holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the applicable indenture, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. The trustee may refuse to follow directions in conflict with law or the indenture that may expose the trustee to personal liability or may be unduly prejudicial to the other, non-directing holders. Additionally, the trustee may take any other action the trustee deems proper which is not inconsistent with the direction. (Section 5.12)

For a description of the rights of a holder of a trust’s preferred securities regarding waiver of defaults with respect to subordinated debt securities owned by a trust, see “Additional Terms of the Subordinated Debt Securities—Waiver of Defaults.”

Modification of Indenture

We and the trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for various purposes, including:

•	to evidence the succession of another entity to us and the assumption by the successor of our covenants and obligations under the debt securities and the indenture;

•	establishing the form or terms of any series of debt securities issued under the supplemental indentures;

•	adding to our covenants for the benefit of the holders or to surrender any of our rights or powers under the indenture;

•	adding additional events of default for the benefit of the holders;

•	to change or eliminate any provisions of the indenture provided that the change or elimination becomes effective only when there is no debt security outstanding entitled to the benefit of any changed or eliminated provision;

•	in case of senior debt securities, to secure the debt securities;

•	in the case of subordinated debt securities, to transfer, mortgage or pledge any property to or with the trustee;

•	to cure any ambiguities or correct defective or inconsistent provisions of the indenture, provided that holders of debt securities are not materially affected by the change;

•	to evidence and provide for acceptance of a successor trustee; and

•	to comply with the requirements of the Trust Indenture Act of 1939. (Section 9.1)

We and the trustee may, with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all affected series acting as one class, execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the debt securities of the series. (Section 9.2) Without the consent of the holders of all the outstanding debt securities affected thereby, no supplemental indenture may:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, the rate of interest, or change the manner of calculating the rate of interest, on, or any premium payable upon the redemption of, any debt security;

•	reduce the amount of the principal of any original issue discount security that would be due and payable upon acceleration of the maturity of the debt security;

•	change the place of payment where, or the currency in which, principal or interest on any debt security is payable;

•	impair the right to institute suit for enforcement of payments;

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the holders of which must consent to a supplemental indenture or any waiver of compliance with various provisions of, or defaults and covenants under, the indenture; or

•	modify any of the provisions described in this section. (Section 9.2)

For additional limitations on modification of the subordinated indenture when the subordinated debt securities are owned by a trust, see “Additional Terms of the Subordinated Debt Securities—Modification of Indenture.”

Consolidation, Merger and Sale of Assets

As provided in the indentures, we may not consolidate with or merge into any other person, or convey, transfer or lease all or substantially all of our assets to any other person, unless:

•	the person surviving or formed by the transaction is organized and validly existing under the laws of any United States jurisdiction and expressly assumes our obligations under the debt securities and the indentures;

•	immediately after giving effect to the transaction, no event of default will have occurred and be continuing under the indentures; and

•	the trustees under the indentures receive certain officers’ certificates and opinions of counsel. (Section 8.1)

Satisfaction and Discharge

We may terminate our obligations with respect to debt securities of any series not previously delivered to the trustee for cancellation when those debt securities:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the indenture trustee for giving notice of redemption.

We may terminate our obligations with respect to the debt securities of a series by depositing with the trustee, as trust funds in trust dedicated solely for that purpose, an amount sufficient to pay and discharge the entire indebtedness on the debt securities of that series. In that case, the applicable indenture will cease to be of further effect, and our obligations will be satisfied and discharged with respect to that series (except our obligations to pay all other amounts due under the indenture and to provide certain officers’ certificates and opinions of counsel to the trustee). At our expense, the trustee will execute proper instruments acknowledging the satisfaction and discharge. (See Section 4.1)

The Trustees

JPMorgan Chase Bank is the trustee under the senior indenture. Bank One Trust Company, National Association, as successor to The First National Bank of Chicago, is the trustee under the subordinated indenture.

Any trustee may be deemed to have a conflicting interest for purposes of the Trust Indenture Act and may be required to resign as trustee if there is an event of default under the applicable indenture and, as more fully described in Section 310(b) of the Trust Indenture Act, one or more of the following occurs:

•	the trustee is a trustee under another indenture under which our securities are outstanding;

•	the trustee is a trustee for more than one outstanding series of debt securities under a single indenture;

•	we or our affiliates or underwriters hold certain threshold ownership beneficial ownership interest in the trustee;

•	the trustee holds certain threshold beneficial ownership interests in us or in securities of ours that are in default;

•	the trustee is one of our creditors; or

•	the trustee or one of its affiliates acts as an underwriter or agent for us.

We may appoint an alternative trustee for any series of debt securities. The appointment of an alternative trustee would be described in the applicable prospectus supplement.

We and our affiliates maintain certain accounts and other banking relationships with each of the trustees and their respective affiliates in the ordinary course of business.

Governing Law

The senior indenture is, and the senior debt securities will be, governed by and construed under the internal laws of the State of New York. (Section 1.13) The subordinated indenture is, and the subordinated debt securities will be, governed by and construed under the internal laws of the State of Illinois. (Section 1.12)

ADDITIONAL TERMS OF THE SENIOR DEBT SECURITIES

The following description of the senior debt securities sets forth general terms and provisions of the senior debt securities in addition to those described under “Description of the Debt Securities” above. We will describe the particular terms of the senior debt securities that we offer in the prospectus supplement relating to those senior debt securities.

Sale of The Northern Trust Company

The senior indenture provides that, as long as any senior debt securities or the related coupons remain outstanding, we will not:

•	sell or otherwise dispose of, or grant a security interest in, any voting stock or any security convertible or exercisable into voting stock of The Northern Trust Company or any of our subsidiaries that owns voting stock or any security convertible or exercisable into voting stock of The Bank, or

•	permit The Bank to issue any of its voting stock or securities convertible or exercisable for its voting stock or to sell or otherwise dispose of all or substantially all of its assets.

This restriction does not apply to a disposition or stock issuance:

•	that is for fair market value as determined by our Board of Directors; and

•	if, after giving effect to the disposition or issuance and any potential dilution, we and our wholly-owned subsidiaries will own at least 80% of the voting stock of The Bank or any subsidiary that owns The Bank. (Section 10.8)

ADDITIONAL TERMS OF THE SUBORDINATED DEBT SECURITIES

The following description of the subordinated debt securities sets forth general terms and provisions of the subordinated debt securities in addition to those described under “Description of the Debt Securities” above. We will describe the particular terms of the subordinated debt securities that we offer in the prospectus supplement relating to those subordinated debt securities.

Subordination

The subordinated debt securities will be subordinated to the prior payment in full of:

•	our senior debt securities and all of our other unsecured and unsubordinated indebtedness, unless the instrument creating or evidencing the debt or under which the debt is outstanding states that the debt is not senior debt; and

•	our other indebtedness to the extent set forth in the applicable prospectus supplement.

If we default in the payment of principal, premium, if any, or interest on any senior indebtedness described above, we will not make any direct or indirect payments with respect to the subordinated debt securities unless and until the default on the senior indebtedness has been cured, waived or otherwise ceases to exist. (Sections 13.1 and 13.2)

Option to Defer Interest Payments

If provided in the terms of the subordinated debt securities and as long as no event of default has occurred and is continuing, we will have the right at any time and from time to time to defer payment of interest on subordinated debt securities for a period up to the number of consecutive interest payment periods as specified in the applicable prospectus supplement. The period of any deferral may not extend beyond the stated maturity of the subordinated debt securities.

During the period of any deferral, we will not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock; or

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally in all respects with or junior in interest to the debt securities for which interest payments are deferred.

However, we will not be prohibited from the following:

•	repurchases, redemptions or other acquisitions of shares of our capital stock in connection with:

•	any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants;

•	a dividend reinvestment or stockholder stock purchase plan; or

•	the issuance of our capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable extension period;

•	transactions as a result of an exchange or conversion of any class or series of our capital stock or any capital stock of our subsidiaries, for any class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;

•	any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; or

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.

We will give notice to the trustee and holders of debt securities of our election to begin a period of interest deferral at least one business day prior to the next succeeding interest payment date on which interest would be paid if not for the deferral. If we have issued the subordinated debt securities to a trust, we will also give notice of the extension to the property trustee at least one business day before the earlier of:

•	the next date any distributions relating to the subordinated debt securities would have been payable; or

•	the date on which the property trustee is required to give notice to the applicable regulatory organization or the holders of the subordinated debt securities of the date any distributions relating to the subordinated debt securities are payable. (Section 3.12)

Shortening or Extension of Maturity

If provided in the terms of the subordinated debt securities, we may:

•	shorten the stated maturity of the principal of the subordinated debt securities to any date not earlier than the first date on which we have the right to redeem the subordinated debt securities; and

•	extend the stated maturity of the principal of the subordinated debentures to any date not later than the 49th anniversary of the first interest payment date.

However, we may extend the stated maturity of the subordinated debt securities only if:

•	we are not in bankruptcy, otherwise insolvent or in liquidation;

•	we are not in default in the payment of interest or principal on the subordinated debt securities;

•	the subordinated debt securities are not rated less than BBB- by Standard and Poor’s Ratings Services or Baa3 by Moody’s Investors Service, Inc. or the equivalent by any other nationally recognized rating agency; and

•	after the extension, the subordinated debt securities will not have a remaining term of more than 30 years.

Additionally, if we have issued the subordinated debt securities to a trust, we will not extend the maturity of those subordinated debt securities if:

•	the trust has been liquidated;

•	the trust is in arrears on distribution payments on the preferred securities of the trust; or

•	deferred amounts payable on the subordinated debt securities have accumulated. (Section 3.15)

Redemption of Subordinated Debt Securities Issued to a Trust

Rights of Redemption. Upon the approval of the Board of Governors of the Federal Reserve System, if such approval is required under then applicable law, we may:

•	redeem some or all of the subordinated debt securities issued to the trust if the redemption occurs on or after the date specified for redemption in the subordinated debt securities; or

•	redeem all subordinated debt securities that we have issued to the trust upon the occurrence of a tax event or a capital treatment event specified in the subordinated indenture.

In both cases, we will pay 100% of the redemption price specified in the subordinated debt securities along with any accrued interest. (Section 11.7)

For purposes of the subordinated debt securities:

•	a tax event means receipt by a trust of an opinion of counsel that, as a result of a change in laws, regulations or administrative pronouncements, there is more than an insubstantial risk that:

•	the trust is, or will be within 90 days, subject to U.S. federal income tax with respect to income received or accrued on the subordinated debt securities;

•	interest we pay on the subordinated debt securities is not, or will not be within 90 days, deductible by us for U.S. federal income tax purposes; or

•	the trust is, or will be within 90 days, subject to more than a minimal amount of other taxes, duties or other governmental charges; and

•

a capital treatment event means our reasonable determination that, as a result of a change in laws, regulations or administrative pronouncements, there is more than an insubstantial risk that we will not be entitled to treat an amount equal to the aggregate liquidation amount of the trust’s preferred securities as Tier 1 capital for purposes of the capital adequacy guidelines of the Federal Reserve, as then applicable to us.

Notice of Redemption to Trustee. If we elect to redeem subordinated debt securities that we have issued to a trust, we will give the property trustee no less than 45 days and no more than 75 days notice of:

•	the date upon which we intend to redeem the subordinated debt securities;

•	the principal amount of subordinated debt securities we will redeem; and

•	the additional information regarding the redemption described under “Description of the Debt Securities—Redemption.” (Section 11.2)

Additional Covenants Applicable to Subordinated Debt Securities Issued to a Trust

If we issue subordinated debt securities to a trust, we will pay the trust any additional amounts necessary to reimburse the trust for additional taxes imposed on the trust as a result of a change in tax laws or regulations, so long as:

•	no event of default has occurred with respect to the subordinated debt securities;

•	the trust holds all the outstanding securities in that series of subordinated debt securities; and

•	the change in tax laws or regulations creates more than an insubstantial risk that the trust will be subject to United States federal income tax. (Section 10.6)

Additionally, we:

•	will directly or indirectly hold all of the common securities of the trust;

•	will not dissolve or liquidate the trust except in connection with a distribution of the subordinated debt securities to holders of preferred securities in liquidation of the trust or in connection with certain mergers, consolidations or amalgamations permitted by the trust agreement; and

•	will use reasonable efforts to maintain the trust’s non-taxable status as a grantor trust for United States federal income tax purposes. (Section 10.7)

Acceleration of Maturity

If we issue subordinated debt securities to a trust, and, upon the occurrence and continuance of an event of default, the trustee or the holders of not less than 25% in principal amount of the outstanding subordinated debt securities fail to declare the principal of all the subordinated debt securities immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the trust’s outstanding preferred securities may declare the principal of the subordinated debt securities immediately due and payable by notice in writing to us and the trustee. (Section 5.2)

Waiver of Defaults

If we issue subordinated debt securities to a trust, the right to waive any past default under the subordinated indenture with respect to the series and its consequences may be exercised by the holders of a majority in aggregate liquidation amount of the trust’s outstanding preferred securities. (Section 5.13)

Modification of Indenture

If we issue subordinated debt securities to a trust, as long as any of the trust’s preferred securities remain outstanding:

•	we may not amend the subordinated indenture in a manner that adversely affects the holders of the preferred securities in any material respect;

•	we may not terminate the subordinated indenture, and no waiver of any default will be effective, without the prior consent of the holders of not less than a majority in aggregate liquidation amount of the preferred securities unless and until the principal and premium, if any, of the preferred securities and all accrued and unpaid distributions have been paid in full; and

•	we may not amend the subordinated indenture in a manner that would impair the rights of holders of the trust’s preferred securities to institute suits upon a continuing event of default to enforce payments on the preferred securities without the prior consent of all holders of the outstanding preferred securities unless and until principal, premium, if any, and all accrued and unpaid distributions have been paid in full. (Section 9.2)

DESCRIPTION OF THE WARRANTS

We may issue warrants to purchase debt securities, preferred stock or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities, shares of preferred stock or common stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the applicable prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

We will describe the particular terms of any warrants that we offer in the prospectus supplement relating to those warrants. Those terms may include the following:

•	the specific designation and aggregate number of warrants, and the price at which we will issue the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the date on which the right to exercise the warrants will begin and the date on which the right will expire or, if the warrants are not continuously exercisable throughout that period, the specific date or dates on which they are exercisable;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms;

•	any applicable material United States federal income tax considerations;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the designation, amount, currency, denominations and terms of any preferred stock or common stock purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency, denomination and terms of any debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities, preferred stock or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the number of shares of preferred stock or common stock purchasable upon exercise of any warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provision of the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and us to sell to or purchase from the holders, a specified number of shares of our common stock or preferred stock at a future date or dates. The price per share of common stock or preferred stock and the number of shares of each may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units that we call “stock purchase units.” Stock purchase units consist of a stock purchase contract and beneficial interests in:

•	debt securities;

•	debt obligations of third parties, including U.S. treasury securities; or

•	preferred securities issued by trusts, all of whose common securities are owned by us or by one of our subsidiaries.

The beneficial interests comprising a part of a stock purchase unit may secure the holders’ obligations to purchase or sell the common stock or preferred stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or for the holders to make periodic payments to us. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

If we issue stock purchase contracts or stock purchase units, the applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units, including:

•	the designation and terms of the stock purchase contracts and, if applicable, the stock purchase units of which they are a part, including whether and under what circumstances the securities forming a stock purchase unit may be held or transferred separately;

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock or preferred stock, and the nature and amount of those securities, or the method of determining those amounts;

•	the method and terms of settlement of the stock purchase contracts

•	any collateral or depositary arrangements, if applicable; and

•	any material U.S. federal income tax considerations.

DESCRIPTION OF THE PREFERRED SECURITIES OF THE TRUSTS

The following description sets forth general terms that will apply to the preferred securities that may be issued by a trust. We will describe the particular terms of any preferred securities that any trust issues in the prospectus supplement relating to those preferred securities.

Each trust may issue its preferred securities pursuant to the terms of an amended and restated trust agreement. The substantive terms of each trust agreement will be identical. Each trust agreement will be qualified as an indenture under the Trust Indenture Act. The property Trustee, Bank One Trust Company, National Association, will act as trustee for the preferred securities under the trust agreement for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the preferred securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act. We have filed a copy of the form of amended and restated trust agreement as an exhibit to the registration statement.

The following summaries of the trust preferred securities and the trust agreements are not complete and are qualified by reference to the provisions of the trust agreements, the Delaware Statutory Trust Act and the Trust Indenture Act.

General

The trust agreement authorizes the trust to issue common securities and preferred securities, each representing undivided beneficial interests in the assets of the trust. We will own, directly or indirectly, all of the common securities, and the trust will sell all of the preferred securities to investors. The preferred securities will rank equally, and payments will be made on a pro rata basis, with the common securities. However, if an event of default under a trust agreement occurs and is continuing, the rights of the holders of the common securities to receive payments will be subordinated to the rights of the holders of the preferred securities.

Each trust will use the proceeds from the sale of its preferred securities to purchase our subordinated debt securities. The property trustee will hold the subordinated debt securities in trust for the benefit of the holders of the preferred securities and common securities of the trust. The trust agreement does not permit the trust to issue any securities other than the trust securities or to incur any indebtedness. We will execute a guarantee agreement for the benefit of the holders of each trust’s securities. Each guarantee will be a guarantee on a subordinated basis with respect to the trust securities but will not guarantee payment of distributions or amounts payable on redemption or liquidation of the trust securities when the trust does not have funds on hand available to make such payments. See “Description of the Preferred Securities Guarantees.”

Distributions

Distributions on the preferred securities:

•	will be cumulative;

•	will accumulate from the date of original issuance; and

•	will be payable on the dates as specified in the applicable prospectus supplement.

If any date on which distributions are payable on the preferred securities is not a business day, the trust will make payment of the distribution on the next business day, without any interest or other payment with respect to the delay. However, if that next business day is in the next calendar year, the trust will not make the payment on the next succeeding business day, but rather on the immediately preceding business day. We refer to each date on which distributions are payable as a “distribution date.” The term “distribution” includes any interest payable on unpaid distributions unless otherwise stated.

The trust will compute the amount of distributions payable for any period on the basis of a 360-day year of twelve 30-day months. The trust will compute the amount of distributions payable for any period shorter than a full quarterly period on the basis of the actual number of days elapsed per 30-day month. Distributions will accumulate at the rate per annum, if any, specified in the applicable prospectus supplement.

If provided in the applicable prospectus supplement, we will have the right to defer the payment of interest on the subordinated debt securities owned by the trust for up to the number of consecutive interest payment periods specified in the applicable prospectus supplement, provided that no interest payment deferral period may extend beyond the stated maturity of the subordinated debt securities. See “Additional Terms of the Subordinated Debt Securities—Option to Defer Interest Payments.” If we choose to defer interest payments on the subordinated debt securities held by a trust, the trust also would defer distributions on its trust securities. During any deferral period, holders of the trust’s preferred securities would continue to accumulate additional distributions at the rate per annum, if any, set forth in the prospectus supplement for such preferred securities.

The revenue of each trust available for distribution to holders of its preferred securities will be limited to payments with respect to our subordinated debt securities in which the trust will invest the proceeds from the issuance and sale of its trust securities. If we do not make interest payments on those subordinated debt securities, the property trustee will not have funds available to pay distributions on the trust’s preferred securities. We will guarantee the payment of distributions, if and to the extent the trust has funds legally available for the payment of such distributions and cash sufficient to make those payments, on the basis set forth under “Description of the Preferred Securities Guarantees.”

Each trust will pay distributions on its preferred securities to holders as they appear on the register of the trust on the applicable record dates. As long as the preferred securities remain in book-entry form, the record dates will be one business day prior to each distribution date. Subject to any applicable laws and regulations and the provisions of the applicable trust agreement, each distribution payment will be made as described under “Global Securities.” In the event any preferred securities are not in book-entry form, each record date for such preferred securities will be a date at least 15 days prior to each distribution date, as specified in the applicable prospectus supplement.

Redemption or Exchange

Upon the repayment or redemption, in whole or in part, of any of our subordinated debt securities owned by a trust, whether at maturity or upon earlier redemption as provided in the subordinated indenture, the property trustee will apply the proceeds from such repayment or redemption to redeem preferred securities having an aggregate stated liquidation amount equal to that portion of the principal amount of subordinated debt securities owned by the trust to be contemporaneously repaid or redeemed. If less than all of any series of subordinated debt securities are to be repaid or redeemed on a redemption date, then the proceeds from such repayment or redemption will be allocated pro rata to the redemption of the trust’s preferred securities and common securities. The amount of premium, if any, paid by us upon the redemption of all or any part of any series of any subordinated debt securities will be allocated pro rata to the redemption of the trust’s preferred securities and common securities.

We will have the right to redeem any series of subordinated debt securities issued to a trust:

•	on or after such date as may be specified in the applicable prospectus supplement, in whole at any time or in part from time to time; or

•	at any time, in whole, but not in part, upon the occurrence of a tax event or capital treatment event, in any case subject to receipt of prior approval by the Federal Reserve Board, if required.

If any tax event or capital treatment event in respect of a series of preferred securities and common securities occurs and is continuing, then within 90 days of such occurrence we will have the right to redeem, in whole but not in part, the debt securities issued to the applicable trust and thereby cause a mandatory redemption of the trust’s preferred securities and common securities, in whole but not in part, at the redemption price. If a tax event or capital treatment event in respect of a series of preferred securities and common securities occurs and is continuing and we do not elect to redeem the subordinated debt securities and cause a mandatory redemption of such preferred securities and common securities, such preferred securities will remain outstanding.

Redemption Procedures

The trust will redeem preferred securities on each redemption date at the redemption price with the proceeds from the contemporaneous redemption of the subordinated debt securities. The trust will make redemptions of the preferred securities and pay the redemption price on each redemption date only to the extent that the trust has funds on hand available for the payment of such redemption price. See also “—Subordination of Common Securities.”

If a trust gives a notice of redemption of its capital securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with The Depository Trust Company, which we refer to as “DTC,” funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to the holders of such preferred securities. See “Global Securities.” If such preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for such preferred securities funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing such preferred securities.

Distributions payable on or prior to the redemption date of any securities called for redemption will be payable to the holders of such preferred securities on the record dates for the related distribution dates. If a trust gives a notice of redemption and the property trustee deposits funds as required, then on the date of such deposit:

•	all rights of the holders of such preferred securities will cease, except the right of the holders of such preferred securities to receive the redemption price and any distribution payable in respect of such preferred securities on or prior to the redemption date, but without interest; and

•	such preferred securities will cease to be outstanding.

If any date fixed for redemption of preferred securities is not a business day, then the trust will make payment of the redemption price on the next business day, without any interest or any other payment in respect of the delay. However, if the next business day falls in the next calendar year, the trust will not make the payment on the next business day, but rather on the immediately preceding business day. If either the trust or we, under the guarantee, improperly withhold or refuse to pay the redemption price, distributions on the preferred securities will continue to accrue at the then applicable rate, from the redemption date originally established by the trust for such preferred securities to the date such redemption price is actually paid.

Subject to applicable law, we or our subsidiaries may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

The trust will pay the redemption price on the preferred securities and any distribution of subordinated debt securities to holders of preferred securities as they appear on the register for such preferred securities on the applicable record date. As long as the preferred securities remain in book-entry form, the record date will be one business day prior to the redemption date or liquidation date, as applicable. However, if any preferred securities are not in book-entry form, the record date for such preferred securities will be a date at least 15 days prior to the redemption date or liquidation date, as specified in the applicable prospectus supplement.

If less than all of the preferred securities and common securities issued by a trust are to be redeemed on a redemption date, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated pro rata to the preferred securities and the common securities based upon the relative liquidation amounts of such classes. The property trustee will select the particular preferred securities to be redeemed on a pro rata basis not more than 60 days prior to the redemption date from the outstanding preferred securities not previously called for redemption, using any method that the property trustee deems fair and appropriate, including the selection for redemption of portions of the liquidation amount of preferred securities in the minimum amounts that are specified in the applicable prospectus supplement. However, if the preferred securities are in book-entry form, the selection of preferred securities for redemption will be made in accordance with the customary procedures of DTC. The property trustee will promptly notify the trust registrar in writing of the preferred securities selected for redemption and the liquidation amount to be redeemed. For all purposes of each trust agreement, unless the context otherwise requires, all provisions relating to the redemption of preferred securities will relate, in the case of any preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of preferred securities which has been or is to be redeemed.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to the registered address of each holder of trust securities to be redeemed.

Subordination of Common Securities

Payment of distributions on, and the redemption price of, each trust’s preferred securities and common securities, as applicable, will be made pro rata based on the liquidation amount of such preferred securities and common securities. If, however, on any distribution date or redemption date an event of default attributable to our failure to pay interest of or principal on the subordinated debt securities owned by the trust has occurred and is continuing, no payment of any distribution on, or redemption price of, any of the trust’s common securities, and no other payment on account of the redemption, liquidation or other acquisition of the common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of the trust’s outstanding preferred securities for all distribution periods terminating on or prior thereto or, in the case of payment of the redemption price, the full amount of such redemption price on all of the trust’s outstanding preferred securities then called for redemption, has been made or provided for, and all funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the trust’s preferred securities then due and payable.

In the case of any event of default under a trust agreement resulting from an event of default with respect to the subordinated debt securities owned by the trust, we, as holder of the trust’s common securities, will be deemed to have waived any right to act with respect to such event of default under the trust agreement until the effect of all such events of default with respect to such preferred securities have been cured, waived or otherwise eliminated. Until all events of default under the trust agreement have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of such preferred securities and not on our behalf, and only the holders of such preferred securities will have the right to direct the property trustee to act on their behalf.

Trust Dissolution; Distribution of Subordinated Debt Securities Owned by a Trust

Pursuant to each trust agreement, each trust will dissolve upon the first to occur of:

•	the expiration of its term;

•	certain events involving our bankruptcy, dissolution or liquidation;

•	if we, as depositor, have given written direction to the property trustee to dissolve the trust, after receiving prior approval of the Federal Reserve Board, if required;

•	redemption of all of the trust’s preferred securities as described under “—Redemption or Exchange”; and

•	the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

If an early dissolution occurs, except by reason of redemption of the preferred securities as described under “—Redemption or Exchange,” the property trustee will liquidate the trust as expeditiously as possible by distributing, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to the holders of the trust’s trust securities a like amount of the subordinated debt securities owned by the trust. If the property trustee determines that such distribution is not practical, then the holders of preferred securities will be entitled to receive out of the assets of the trust available for distribution to holders, an amount equal to the aggregate liquidation amount plus accrued and unpaid distributions to the date of payment (such amount being the liquidation distribution). If the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by such trust on its preferred securities will be paid on a pro rata basis. The holders of the trust’s common securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its preferred securities, except that if an event of default attributable to our failure to pay interest of or principal on the subordinated debt securities owned by the trust has occurred and is continuing, the preferred securities will have a priority over the common securities.

After the liquidation date fixed for any distribution of subordinated debt securities to the holders of any series of preferred securities:

•	such series of preferred securities will no longer be deemed to be outstanding;

•	DTC or its nominee, as the record holder of such series of preferred securities, will receive a registered global certificate or certificates representing the corresponding debt securities to be delivered upon such distribution; and

•	any certificates representing such series of preferred securities not held by DTC or its nominee will be deemed to represent a principal amount of subordinated debt securities equal to the stated liquidation amount of such series of preferred securities and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such series of preferred securities until such certificates are presented to the administrative trustees or their agent for transfer or reissuance.

We cannot assure you as to the market prices for the preferred securities or the subordinated debt securities that may be distributed in exchange for preferred securities if a dissolution and liquidation of a trust were to occur. Accordingly, the preferred securities that an investor may receive on dissolution and liquidation of a trust may trade at a discount to the price that the investor paid to purchase the preferred securities.

Events of Default; Notice

Any one of the following events constitutes an event of default under the trust agreement of a trust, regardless of the reason for the event of default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•	the occurrence of an event of default with respect to the subordinated debt securities owned by the trust;

•	the default by the trust in the payment of any distribution on any trust security of the trust when such becomes due and payable, and continuation of such default for a period of 30 days;

•	the default by the trust in the payment of any redemption price of any trust security of the trust when such becomes due and payable;

•	the default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust’s trust agreement, other than a covenant or warranty of default in the performance of which or the breach of which is dealt with above, and continuation of such default or breach for a period of 60 days after written notice from the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities of the trust, specifying such default or breach and identifying such notice as a “Notice of Default” under such trust agreement; or

•	the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 90 days.

Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of such event of default to the holders of the trust’s preferred securities, the administrative trustees and us, as depositor, unless the event of default has been cured or waived. We, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we or they are in compliance with all the conditions and covenants applicable to us and them under each trust agreement.

Enforcement Rights of Holders of Preferred Securities

If an event of default with respect to the subordinated debt securities issued to a trust has occurred and is continuing and such event is attributable to our failure to pay interest or principal on the subordinated debt securities when due, a holder of preferred securities may institute a direct action against us for enforcement of payment to the holder of the principal of or interest on subordinated debt securities having an aggregate principal amount equal to the aggregate liquidation amount of the preferred securities held by the holder. A holder of preferred securities may bring this direct action without first directing the property trustee to enforce the terms of the debt securities or suing us to enforce the property trustee’s rights under the debt securities. Any amounts payable with respect to a holder’s preferred securities will be reduced by the amount of any corresponding payment that the holder has received as a result of the holder’s direct action to enforce payments on the subordinated debt securities.

Removal of Trustees

Unless an event of default with respect to the subordinated debt securities owned by a trust has occurred and is continuing, the holder of the common securities may remove any trustee at any time. If such an event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed only by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees; those voting rights are vested exclusively in us, as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement.

Co-Trustees and Separate Property Trustee

Unless an event of default has occurred and is continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we, as the holder of the common securities, and the administrative trustees will have the power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of such trust property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable trust agreement. If an event of default with respect to the subordinated debt securities owned by a trust has occurred and is continuing, the property trustee alone will have power to make such appointment.

Merger or Consolidation of Trustees

Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such trustee is a party, or any person succeeding to all or substantially all the corporate trust business of such trustee, will be the successor of such trustee under each trust agreement, provided such person is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trusts

A trust may not merge with or into, consolidate or amalgamate with, be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, us or any other person, except as described below or as otherwise described in the trust agreement. A trust may, at our request and without the consent of the holders or the administrative trustees, the property trustee or the Delaware trustee, merge with or into, consolidate or amalgamate with, be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any state if:

•	such successor entity either:

•	expressly assumes all of the obligations of the trust with respect to the preferred securities, or

•	substitutes for the preferred securities other securities having substantially the same terms as the preferred securities, so long as the successor securities rank the same as the preferred securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	we expressly appoint a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the subordinated debt securities;

•	the successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then listed, if any;

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities to be downgraded by any nationally recognized statistical rating organization;

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect;

•	such successor entity has a purpose substantially identical to that of the trust;

•	prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we receive an opinion from independent counsel to the trust experienced in such matters to the effect that:

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect; and

•	following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

•	we or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent we have guaranteed the trust’s preferred securities.

Notwithstanding the foregoing, a trust may not, except with the consent of the holders of 100% in liquidation amount of the preferred securities, merge with or into, consolidate or amalgamate with, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to merge with or into, or replace, it if such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Each Trust Agreement

Except as provided below and under “Description of the Preferred Securities Guarantees—Amendments and Assignment” and as otherwise required by law and the applicable trust agreement, the holders of the preferred securities will have no voting rights.

We and the administrative trustees may amend each trust agreement without the consent of the holders of the preferred securities, unless such amendment will materially and adversely affect the interests of any holder of preferred securities:

•	to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which may not be inconsistent with the other provisions of the trust agreement; or

•	to modify, eliminate or add to any provisions of the trust agreement to such extent as will be necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an investment company under the Investment Company Act.

Any such amendments will become effective when notice thereof is given to the holders of trust securities.

We, as holders of all of the common securities of the trust, and the administrative trustees may amend each trust agreement in other respects with the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding preferred securities, as long as we furnish to the trustees an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with such amendment will not affect the trust’s status as a grantor trust for United States federal income tax purposes or the trust’s exemption from status as an investment company under the Investment Company Act. However, without the consent of each holder of trust securities, we may not amend the trust agreement to:

•	change the amount or timing of any distribution required to be made in respect of the trust securities as of a specified date; or

•	restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date.

So long as the property trustee holds any of our subordinated debt securities, the property trustee may not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities:

•	direct the time, method and place of conducting any proceeding for any remedy available to the subordinated indenture trustee, or executing any trust or power conferred on the property trustee with respect to such subordinated debt securities;

•	waive any past default that is waivable under the subordinated indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the subordinated debt securities is due and payable; or

•	consent to any amendment, modification or termination of the subordinated indenture or such subordinated debt securities, where such consent will be required.

If a consent under the subordinated indenture would require the consent of each holder of the debt securities affected thereby, no such consent may be given by the property trustee without the prior consent of each holder of the trust’s preferred securities. The trustees may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify each holder of the preferred securities of any notice of default with respect to the subordinated debt securities owned by the trust. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the property trustee will obtain an opinion of counsel experienced in such matters to the effect that such action would not cause the trust to be classified as other than a grantor trust for United States federal income tax purposes.

Any required approval of the holders of the preferred securities may be given at a meeting of the holders of the preferred securities convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which the holders of the preferred securities are entitled to vote to be given to each holder of record of preferred securities in the manner set forth in each trust agreement.

No vote or consent of the holders of preferred securities will be required for a trust to redeem and cancel its preferred securities in accordance with the applicable trust agreement.

Notwithstanding that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us or our affiliates or the trustees or any of their affiliates, will, for purposes of such vote or consent, be treated as if they were not outstanding.

Payment and Paying Agency

Payments on the preferred securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates. If any trust’s preferred securities are not held by DTC, such payments will be made by check mailed to the address of the holder as such address will appear on the register.

Unless otherwise specified in the applicable prospectus supplement, the paying agent will initially be Bank One Trust Company, National Association, in its individual capacity and not in its capacity as the property trustee. The paying agent will be permitted to resign as paying agent upon 30 days’ written notice to us and to the property trustee. In the event that Bank One Trust Company, National Association is no longer the paying agent, the administrative trustees will appoint a successor, which will be a bank or trust company acceptable to the administrative trustees and to us, to act as paying agent.

Registrar and Transfer Agent

Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the preferred securities. Registration of transfers of preferred securities will be effected without charge by or on behalf of each trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trusts will not be required to register or cause to be registered the transfer of their preferred securities after such preferred securities have been called for redemption.

Information Concerning the Property Trustee

The property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only the duties that are specifically set forth in each trust agreement. After an event of default, the property trustee must exercise the same degree of care and skill as a prudent individual would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless the holder offers the property trustee indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, is required to construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of preferred securities are entitled under the trust agreement to vote, then the property trustee will take any action that we direct. If we do not provide direction, the property trustee may take any action that it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

We and our affiliates maintain certain accounts and other banking relationships with the property trustee and its affiliates in the ordinary course of business.

Trust Expenses

Pursuant to the trust agreement of each trust, we, as depositor, agree to pay:

•	all costs, expenses and liabilities of each trust (other than with respect to the preferred securities), including costs, expenses, duties and governmental charges relating to the organization, operation and dissolution of each trust; and

•	any and all taxes and costs and expenses (other than United States withholding taxes) to which each trust might become subject.

Governing Law

Each trust agreement will be governed by and construed in accordance with the laws of Delaware.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the trusts in such a way that no trust will be required to register as an investment company under the Investment Company Act or characterized as other than a grantor trust for United States federal income tax purposes. The administrative trustees are authorized and directed to conduct their affairs so that the subordinated debt securities owned by the trust will be treated as our indebtedness for United States federal income tax purposes. In this connection, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each trust or each trust agreement, that we and the administrative trustees determine to be necessary or desirable to achieve such end, as long as such action does not materially and adversely affect the interests of the holders of the related preferred securities.

DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

The following description sets forth information concerning the preferred securities guarantees that we will execute and deliver for the benefit of the holders of preferred securities of the trusts. Each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. Bank One Trust Company, National Association will act as the guarantee trustee for purposes of the Trust Indenture Act. The guarantee trustee will hold each preferred securities guarantee for the benefit of the holders of the preferred securities of the applicable trust. The terms of each preferred securities guarantee will be those set forth in the preferred securities guarantee and those made part of the preferred securities guarantee by the Trust Indenture Act. The following summary of the material terms of the preferred securities guarantees is not complete and is qualified by reference to the provisions of the form of preferred securities guarantee, which is filed as an exhibit to the registration statement, and the Trust Indenture Act.

General

Pursuant to and to the extent set forth in the preferred securities guarantee, we will irrevocably and unconditionally agree to pay in full to the holders of each trust’s preferred securities, except to the extent paid by the trust, as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert, the following payments, which are referred to as guarantee payments, without duplication:

•	any accrued and unpaid distributions that are required to be paid on the preferred securities, to the extent the trust has funds available for distributions;

•	the redemption price, plus all accrued and unpaid distributions relating to any preferred securities called for redemption by the trust, to the extent the trust has funds available for redemptions; and

•	upon a voluntary or involuntary dissolution, winding-up or liquidation of the trust, unless subordinated debt securities are distributed to holders of the trust’s preferred securities, the lesser of:

•	the aggregate of the liquidation amount and all accrued and unpaid distributions on the preferred securities to the date of payment; and

•	the amount of assets of the trust remaining available for distribution to holders of the preferred securities in liquidation of the trust.

Our obligation to make a guarantee payment may be satisfied either by making direct payment of the required amounts to the holders of preferred securities or by causing the trust to pay such amounts to such holders.

The preferred securities guarantees will not apply to any payment of distributions except to the extent the trust has funds available for such payments. If we do not make interest payments on the subordinated debt securities purchased by a trust, the trust will not pay distributions on the preferred securities and will not have funds available for the payments. See “—Status of the Guarantees.” Because we are a holding company, our rights to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. Except as otherwise provided in the applicable prospectus supplement, the preferred securities guarantees do not limit the incurrence or issuance by us of other secured or unsecured debt.

The preferred securities guarantees, when taken together with our obligations under the subordinated debt securities owned by the trusts, the subordinated indenture and the trust agreements, including our obligations to pay costs, expenses, debts and liabilities of the trusts, other than those relating to trust securities, will provide a full and unconditional guarantee on a subordinated basis of payments due on the preferred securities.

We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the preferred securities guarantees, except that upon an event of default under the subordinated indenture, holders of preferred securities will have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Status of the Guarantees

Each preferred securities guarantee will be unsecured and will rank:

•	subordinate and junior in right of payment to all our other liabilities in the same manner as the subordinated debt securities; and

•	equally with all other preferred securities guarantees that we issue.

Each preferred securities guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may sue us, as guarantor, to enforce its rights under the guarantee without suing any other person or entity. Each preferred securities guarantee will be held for the benefit of the holders of the related trust securities and will be discharged only by payment of the guarantee payments in full to the extent not paid by the trust or upon the subordinated debt securities.

Amendments and Assignment

We and the guarantee trustee may amend a preferred securities guarantee only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding preferred securities, except that no vote will be required for any changes that do not materially adversely affect the rights of holders of preferred securities. All guarantees and agreements contained in the preferred securities guarantee will bind our successors, assignees, receivers, trustees and representatives and will be for the benefit of the holders of the preferred securities then outstanding.

Termination of the Guarantees

Each preferred securities guarantee will terminate upon:

•	full payment of the redemption price of all preferred securities of the applicable trust;

•	distribution of the subordinated debt securities to the holders of the trust securities; or

•	full payment of the amounts payable in accordance with the trust agreement upon liquidation of the trust.

Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities must repay any amounts paid under the preferred securities or the preferred securities guarantee.

Events of Default

An event of default under a preferred securities guarantee will occur if we:

•	fail to make or cause the applicable trust to make any payment or

•	fail to perform any other obligations under the preferred securities guarantee and the nonperformance remains unremedied for 30 days.

The holders of a majority in liquidation amount of the preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the preferred securities guarantee, to direct the exercise of any trust or power conferred upon the guarantee trustee under the preferred securities guarantee or to waive any past defaults and their consequences. Any holder of preferred securities may institute a legal proceeding directly against us to enforce such holder’s rights and our obligations under the preferred securities guarantee, without first instituting a legal proceeding against the relevant trust, the guarantee trustee or any other person or entity.

As guarantor, we are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all conditions and covenants applicable under the preferred securities guarantee.

Information Concerning the Guarantee Trustee

Prior to the occurrence of a default relating to a preferred securities guarantee, the guarantee trustee is required to perform only the duties that are specifically set forth in the preferred securities guarantee. Following the occurrence of a default, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. If the foregoing requirements have been met, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities, unless the holder offers the guarantee trustee indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred thereby.

We and our affiliates maintain certain accounts and other banking relationships with the guarantee trustee and its affiliates in the ordinary course of business.

Governing Law

The preferred securities guarantees will be governed by and construed in accordance with the internal laws of the State of Illinois.

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE SUBORDINATED DEBT SECURITIES HELD BY THE TRUSTS AND THE PREFERRED SECURITIES GUARANTEES

Sufficiency of Payments

As long as payments of interest and other payments are made when due on the subordinated debt securities, those payments will be sufficient to cover the distributions and payments due on the trust securities. This is due to the following factors:

•	the aggregate principal amount of subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

•	the interest rate and the interest and other payment dates on the subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust securities;

•	under the subordinated indenture, we will pay, and the trusts will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the trusts, other than those relating to the trust securities; and

•	the trust agreements further provide that the trustees may not cause or permit the trusts to engage in any activity that is not consistent with the purposes of the trusts.

We have the right to set off any payment that we are otherwise required to make under the subordinated indenture with any payment that we have previously made or are concurrently on the date of such payment making under a related guarantee.

Full and Unconditional Guarantee

To the extent that funds are available, we guarantee payments of distributions and other payments due on the preferred securities as described under “Description of the Preferred Securities Guarantees.” If we do not make interest payments on the subordinated debt securities, the trust will not have sufficient funds to pay distributions on the preferred securities. Each preferred securities guarantee is a subordinated guarantee in relation to the preferred securities. The preferred securities guarantee does not apply to any payment of distributions unless and until the trust has sufficient funds for the payment of such distributions. See “Description of the Preferred Securities Guarantees.”

The preferred securities guarantees cover the payment of distributions and other payments on the preferred securities only if and to the extent that we have made a payment of interest or principal or other payments on the subordinated debt securities owned by the trust. The preferred securities guarantees, when taken together with our obligations under the subordinated debt securities and the subordinated indenture and our obligations under the trust agreements, will provide a full and unconditional guarantee of distributions, redemption payments and liquidation payments on the preferred securities.

Enforcement Rights of Holders of Preferred Securities

If an event of default under the trust agreement has occurred and is continuing and such event is attributable to our failure to pay interest or principal on the debt securities when due, a holder of preferred securities may institute a direct action against us for payment of any amounts payable to the holder with respect to subordinated debt securities having an aggregate principal amount equal to the aggregate liquidation amount of the preferred securities held by that holder. A holder of preferred securities may bring a direct action without first directing the property trustee to enforce the terms of the debt securities or suing us to enforce the property trustee’s rights under the debt securities. Any amounts payable with respect to a holder’s preferred securities will be reduced by the amount of any corresponding payment that holder has received as a result of the holder’s direct action to enforce payments on the subordinated debt securities.

We acknowledge that the guarantee trustee will enforce the preferred securities guarantees on behalf of the holders of the preferred securities. If we fail to make payments under the preferred securities guarantees, the holders of the preferred securities may direct the guarantee trustee to enforce its rights thereunder. If the guarantee trustee fails to enforce the preferred securities guarantees, any holder of preferred securities may directly sue us to enforce the guarantee trustee’s rights under the preferred securities guarantees without first suing the trust, the guarantee trustee or any other person or entity. A holder of preferred securities may also directly sue us to enforce such holder’s right to receive payment under the preferred securities guarantees. Such holder need not first direct the guarantee trustee to enforce the terms of the preferred securities guarantee or sue the trust or any other person or entity.

In the event of payment defaults under, or acceleration of, our senior debt securities, the subordination provisions of the subordinated indenture provide that no payments may be made in respect of the subordinated debt securities owned by the trust until such senior debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any series of subordinated debt securities would constitute an event of default under the subordinated indenture.

Limited Purpose of the Trusts

Each trust’s preferred securities evidence undivided beneficial interests in the assets of the trust, and each trust exists for the sole purpose of issuing its preferred securities and common securities and investing the proceeds in our subordinated debt securities. A principal difference between the rights of a holder of preferred securities and a holder of subordinated debt securities is that a holder of subordinated debt securities is entitled to receive from us the principal amount of and interest accrued on the subordinated debt securities held, while a holder of preferred securities is entitled to receive distributions from the trust (or from us under the applicable preferred securities guarantee) if and to the extent the trust has funds available for the payment of such distributions.

Rights Upon Dissolution

Upon any voluntary or involuntary dissolution, winding up or liquidation of any trust involving the redemption or repayment of the subordinated debt securities held by it, after satisfaction of liabilities to creditors of the trust, the holders of the trust’s preferred securities will be entitled to receive, out of the assets held by such trust, the liquidation distribution in cash. See “Description of the Preferred Securities—Trust Dissolution; Distribution of Subordinated Debt Securities Owned by a Trust.” Upon any voluntary or involuntary liquidation or bankruptcy of us, the property trustee, as holder of the subordinated debt securities owned by the trust, would be our subordinated creditor, subordinated in right of payment to all senior debt as set forth in the subordinated indenture, but entitled to receive payment in full of principal and interest before any of our stockholders receive distributions. Since we are the guarantor under each preferred securities guarantee and have agreed to pay for all costs, expenses and liabilities of each trust, other than the trusts’ obligations to the holders of its preferred securities, the positions of a holder of such preferred securities and a holder of such subordinated debt securities relative to other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

GLOBAL SECURITIES

The securities of any series may be issued in whole or in part in the form of one or more global securities that we will identify in a prospectus supplement. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be registered for transfer or exchange except:

•	as a whole by the depositary for the global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or a nominee of the depositary to a successor depositary or a nominee of the successor depositary; and

•	in any other circumstances described in the prospectus supplement relating to those securities.

The specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to those securities. We expect that DTC will act as the securities depositary for the global securities and that the following provisions will apply to the depositary arrangements.

If any securities are to be issued in global form, you will not receive a paper certificate representing those securities. Instead, we will deposit with DTC or its custodian one or more global certificates registered in the name of DTC’s nominee, Cede & Co. Upon the issuance of the global security, and the deposit of the global security with or on behalf of DTC, DTC will credit on its book entry registration and transfer system the respective principal amounts of the securities represented by the global security to the accounts of institutions we call “participants” that have accounts with DTC or its nominee. Generally, the underwriters or agents selling the securities will designate the accounts to be credited. If we directly offer and sell securities, we will designate the accounts to be credited.

Since the global certificate will be registered in the name of DTC or its nominee, DTC or its nominee will have legal or record ownership of the global security. Investors that purchase the securities will own a beneficial interest in the global security. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for the global security. Ownership of beneficial interests in the global security by persons that hold through participants will be shown on, and the transfer of that ownership interest within the participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. Those laws and the limitations described in this prospectus may impair the ability to transfer beneficial interests in the global securities.

DTC will have no knowledge of the actual beneficial owners of the global securities. DTC will not deliver to beneficial owners written confirmation of their purchase, but we expect that beneficial owners will receive written confirmations providing details of the purchase, as well as periodic statements of their holdings, from the participants through which the beneficial owners purchase the securities.

So long as DTC or its nominee is the registered owner of the global security, DTC or its nominee, as the case may be, will be considered the sole owner or “holder” of the securities represented by the global security for all purposes under any indenture or other instrument under which those securities are issued. Unless otherwise specified in the applicable prospectus supplement, owners of beneficial interests in the global security will not be entitled to have securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of securities of the series in certificated form and will not be considered the holders of the securities for any purposes under any indenture or other instrument under which those securities are issued. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participant through which the person owns its interest to exercise any rights of a holder of securities under any applicable indenture or other instrument. We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under any applicable indenture or other instrument, then DTC would authorize the participants to give this notice or take this action, and participants would authorize beneficial owners owning through these participants to give this notice or take this action or would otherwise act upon the instructions of beneficial owners owning through them.

We will pay the principal of, and any interest, premium and other distributions and payments on global securities registered in the name of or held by DTC or its nominee to the relevant trustee or agent, who in turn will make payments to DTC or its nominee, as the case may be, as the registered owner and holder of the global certificate representing those securities in immediately available funds. We have been advised by DTC that upon receipt of any payment on a global certificate, DTC will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or stated amount of that global certificate as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global certificate held through those participants will be governed by standing instructions and customary practices and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

DTC may discontinue providing its services as depositary at any time by giving reasonable notice to us and any relevant trustee or agent. In the event that a successor securities depositary is not obtained, definitive certificates representing the securities are required to be printed and delivered. At our option, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary).

Although voting with respect to the global securities is limited to the holders of record of the global securities, in those instances in which a vote is required, neither DTC nor its nominee will itself consent or vote with respect to global securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee or agent as soon as possible after the record date. The omnibus proxy will assign Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such global securities are credited on the record date.

DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for its accuracy. We have no responsibility for the performance by DTC or its participants of their respective obligations.

PLAN OF DISTRIBUTION

We and the trusts may sell the securities in the following ways:

•	through dealers or agents;

•	through underwriters;

•	directly to investors; or

•	through any combination of these methods.

The prospectus supplement with respect to any offering of securities will describe the specific terms of the securities being offered, including:

•	the name or names of any underwriters, dealers or agents;

•	the price to the public of the securities and the proceeds to us from the sale;

•	any underwriting discounts, commissions, agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the offered securities may be listed.

If we use underwriters in the sale of the securities, the underwriters will acquire the securities for their own account. We will execute an underwriting agreement with an underwriter or underwriters once an agreement for sale of the securities is reached. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly to investors or through underwriting syndicates represented by one or more managing underwriters. We will name the underwriter or underwriters with respect to a particular underwritten offering of securities in the prospectus supplement relating to that offering and, if an underwriting syndicate is used, we will also name the managing underwriter or underwriters on the cover page of the prospectus supplement. Unless otherwise stated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the securities if any are purchased.

If we sell the securities through a dealer, we will sell the securities to the dealer as principal. The dealer may then resell the securities at varying prices determined at the time of resale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we sell the securities through agents designated by us from time to time, we will name any agent involved in the offer or sale of the securities in the prospectus supplement relating to that offering. The prospectus supplement will also set forth any commissions payable by us to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its best efforts to solicit purchases for the period of its appointment.

We may sell the offered securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved. We will describe the terms of our direct sales of any securities in the prospectus supplement relating to the offering of those securities.

Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us in the ordinary course of business. Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make relating to those liabilities.

LEGAL MATTERS

Schiff Hardin & Waite, Chicago, Illinois, will pass upon certain legal matters for us in connection with the securities offered by this prospectus. Richards Layton & Finger, P.A., Wilmington, Delaware, will pass upon certain matters of Delaware law relating to the validity of the trust securities, the enforceability of the trust agreements and the creation of the trusts. Legal matters will be passed upon for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of KPMG LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$250,000,000

Northern Trust Corporation

5.30% Notes due 2011

P R O S P E C T U S    S U P P L E M E N T

Merrill Lynch & Co.

JPMorgan

UBS Investment Bank

August 23, 2006